SCHEDULE 14A

(Rule 14A-101)
INFORMATION REQUIRED IN PROXY STATEMENT
SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934
(Amendment No.      )

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Preliminary Proxy Statement	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
Definitive Proxy Statement Definitive Additional Materials
Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12.

Wendy's International, Inc.

(Name of Registrant as Specified in its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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Shareholder Information

WENDY’S INTERNATIONAL, INC.

[WENDY'S RESTAURANT PHOTO]

Notice of 2001 Annual Meeting of Shareholders, Proxy Statement, Financial Statements and Other Information

[TIM HORTONS RESTAURANT PHOTO]

Contents

Notice of Annual Meeting of Shareholders
1	Proxy Statement
1	Voting Securities and Principal Holders Thereof
4	Election of Directors
6	Other Director Information and Committees of Directors
7	Audit Committee Report
9	Compensation of Management
9	Summary Compensation Table
10	Options Granted in Last Fiscal Year
11	Aggregated Option Exercises in Last Fiscal Year and Fiscal Year-End Option Values
11	Report of the Compensation Committee on Executive Compensation
14	Comparison of Five-Year Total Return For Wendy’s International, Inc., Specified Peer Groups and the S&P 500 Index
16	Executive Agreements
17	Certain Transactions Involving Management
18	Independent Public Accountants
18	Other Matters
A-1	Appendix A — Wendy’s International, Inc. Board of Directors Principles of Governance
B-1	Appendix B — Charter of the Audit Committee

Financial Statements and Other Information
AA-1	Management’s Review and Outlook
AA-8	Consolidated Statements of Income
AA-9	Consolidated Balance Sheets
AA-10	Consolidated Statements of Cash Flows
AA-11	Consolidated Statements of Shareholders’ Equity
AA-12	Consolidated Statements of Comprehensive Income
AA-13	Notes to the Consolidated Financial Statements
AA-24	Management’s Statement of Responsibility for Financial Statements, Report of Independent Accountants
AA-25	Officers and Directors
AA-26	Market for Common Stock and Related Stockholder Matters
AA-26	Selected Financial Data
AA-27	Safe Harbor Statement
Map to Wendy’s Annual Meeting

WENDY’S INTERNATIONAL, INC.
P.O. Box 256
Dublin, Ohio 43017-0256

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

To the Shareholders of Wendy’s International, Inc.:

Notice is hereby given that the Annual Meeting of Shareholders of Wendy’s International, Inc. (the “Company”) will be held at the AMC Lennox Towne Center Theatres, 777 Kinnear Road, Columbus, Ohio 43212, on Wednesday, May 2, 2001, at 10:00 a.m., local time, for the following purposes, all of which are more completely set forth in the accompanying Proxy Statement:

      1.  To elect five Directors, each for a term of three years.

      2.  To transact such other business as may properly come before the meeting.

Only shareholders of record at the close of business on March 5, 2001 are entitled to notice of and to vote at the Annual Meeting of Shareholders.

YOUR VOTE IS IMPORTANT

For the first time we are offering registered shareholders the opportunity to vote their shares electronically through the internet or by telephone. Please see the Proxy Statement and the enclosed Proxy for details about electronic voting options. You are urged to date, sign and promptly return the enclosed Proxy, or to vote electronically through the internet or by telephone, so that your shares may be voted in accordance with your wishes and so that the presence of a quorum may be assured. Voting promptly, regardless of the number of shares you hold, will aid the Company in reducing the expense of additional Proxy solicitation. Voting your shares by the enclosed Proxy, or electronically through the internet or by telephone, does not affect your right to vote in person in the event you attend the meeting. You are cordially invited to attend the meeting, and we request that you indicate your plans in this respect in the space provided on the enclosed form of Proxy or as prompted if you vote electronically through the internet or by telephone.

LEON M. McCORKLE, JR.

Secretary

Dublin, Ohio

March 6, 2001

WENDY’S INTERNATIONAL, INC.
P.O. Box 256
Dublin, Ohio 43017-0256
(614) 764-3100

PROXY STATEMENT

The enclosed Proxy, for use at the Annual Meeting of Shareholders to be held on Wednesday, May 2, 2001, and any adjournments thereof, is being solicited on behalf of the Board of Directors of the Company. A shareholder may also choose to vote electronically by accessing the internet site or by using the toll-free telephone number stated on the form of Proxy. Without affecting any vote previously taken, the Proxy may be revoked by the shareholder by giving notice of revocation to the Company in writing, through the internet or by telephone, or in open meeting. A shareholder may also change his or her vote by executing and returning to the Company a later-dated Proxy, by a later-dated electronic vote through the internet or by telephone, or by voting at the open meeting. All properly executed Proxies received by the Board of Directors, and properly authenticated electronic votes recorded through the internet or by telephone, will be voted as directed by the shareholder. All properly executed Proxies received by the Board of Directors which do not specify how shares should be voted will be voted “FOR” the election as Directors of the nominees listed below under “ELECTION OF DIRECTORS”.

Solicitation of Proxies may be made by mail, personal interview, telephone and telegraph by Officers, Directors and regular employees of the Company, and by employees of the Company’s transfer agent, American Stock Transfer and Trust Company. The Company will reimburse its transfer agent, banks, brokers, and other custodians, nominees and fiduciary for their reasonable costs in sending proxy materials to shareholders.

The internet and telephone voting procedures are designed to authenticate shareholders’ identities, to allow shareholders to give their voting instructions and to confirm that shareholders’ instructions have been properly recorded. Shareholders that vote through the internet should understand that there may be costs associated with electronic access, such as usage charges from internet access providers and telephone companies, that will be borne by the shareholder.

This Proxy Statement, including the Notice of Meeting, was first mailed to shareholders on March 12, 2001.

VOTING SECURITIES AND PRINCIPAL HOLDERS THEREOF

Voting Rights

The total number of outstanding shares entitled to vote at the meeting is 114,663,633, and only shareholders of record at the close of business on March 5, 2001, are entitled to notice of and to vote at the meeting or any adjournments thereof. Each shareholder is entitled to one vote for each share held and has cumulative voting rights in the election of Directors. A shareholder wishing to exercise cumulative voting must notify the President, a Vice President or the Secretary of the Company in writing not less than 48 hours before the meeting. If cumulative voting is requested and if an announcement of such request is made upon the convening of the meeting by the Chairman or Secretary or by or on behalf of the shareholder requesting cumulative voting, each shareholder will have a number of votes equal to the number of Directors to be elected multiplied by the number of shares owned by such shareholder and will be entitled to distribute votes among the nominees as the shareholder sees fit. If cumulative voting is requested, as described above, the enclosed Proxy, and votes recorded through the internet or by telephone, would grant discretionary authority to the Proxies named therein to cumulate votes and to distribute the votes among the candidates.

Security Ownership of Certain Beneficial Owners

The following table sets forth information (based upon filings with the Securities and Exchange Commission) with respect to the persons known to the Company to own beneficially more than five percent of the outstanding common shares of the Company as of March 5, 2001:

	(2) Name and	(3) Amount and
(1) Title of	address of	nature of beneficial
class	beneficial owner	ownership (a)		(4) Percent of class

Common shares	Ronald V. Joyce 10 Blue Ridge Mountain Estates Calgary, Alberta T2M 4N4 Canada	15,711,020		13.7%
Common shares	Barrow, Hanley, McWhinney & Strauss, Inc. One McKinney Plaza 3232 McKinney Avenue 15th Floor Dallas, Texas, 75204-2429	8,356,850	(b)	7.3%
Common shares	FMR Corp. 82 Devonshire Street Boston, Massachusetts 02109	7,894,420	(b)(c)	6.9%

(a)	Includes options exercisable within 60 days following March 5, 2001.

(b)	As of December 31, 2000.

(c)	Fidelity Management and Research Company (“Fidelity”), a subsidiary of FMR Corp., is the beneficial owner of 5,106,397 common shares as the result of acting as investment advisor to various investment companies (the “Fidelity Funds”) registered under Section 8 of the Investment Company Act of 1940. Included in that amount are 424,076 common shares resulting from the assumed conversion of $2.50 Term Convertible Securities, Series A, of Wendy’s Financing I beneficially owned by the Fidelity Funds. Edward C. Johnson 3d (Chairman of FMR Corp.), FMR Corp., through its control of Fidelity, and the Fidelity Funds each have sole power to dispose of the 5,106,397 common shares. Neither FMR Corp. nor Edward C. Johnson 3d has the sole power to vote or direct the voting of the common shares owned directly by the Fidelity Funds. The sole power to vote or direct the voting of the common shares owned directly by the Fidelity Funds resides with the Board of Trustees of such funds.

Fidelity Management Trust Company, a subsidiary of FMR Corp., is the beneficial owner of 2,004,929 common shares as the result of its serving as investment manager of institutional accounts. Edward C. Johnson 3d and FMR Corp., through its control of Fidelity Management Trust Company, each has sole dispositive power over the 2,004,929 common shares owned by the institutional accounts, sole power to vote or direct the voting over 1,983,529 common shares owned by the institutional accounts, and no power to vote or direct the voting over 21,400 common shares owned by such accounts.

Strategic Advisors, Inc., a subsidiary of FMR Corp., provides investment advisory services to individuals. Strategic Advisors, Inc. does not have sole power to vote or to direct the voting of securities held for clients and has sole dispositive power over such securities. FMR Corp’s beneficial ownership may include securities beneficially owned through Strategic Advisors, Inc.

Members of the Edward C. Johnson 3d family are the predominant owners of Class B shares of the common stock of FMR Corp., representing approximately 49% of the voting power of FMR Corp. Mr. Johnson 3d owns 12.0% and Abigail P. Johnson owns 24.5% of the aggregate outstanding voting stock of FMR Corp. Mr. Johnson 3d is Chairman of FMR Corp. and Abigail P. Johnson is a director of FMR Corp. The Johnson family group and all other Class B shareholders have entered into a shareholders’ voting agreement under which all Class B shares will be voted in accordance with the majority vote of Class B shares. Accordingly, through their ownership of voting common stock and the execution of the shareholders’ voting agreement, members of the Johnson family may be deemed, under the Investment Company Act of 1940, to form a controlling group with respect to FMR Corp.

Fidelity International Limited (“FIL”), and various foreign-based subsidiaries provide investment advisory and management services to a number of non-U.S. investment companies and certain institutional investors. FIL is the owner of 783,094 common shares and has the sole power to vote and to dispose of such common shares.

A partnership controlled by Edward C. Johnson 3d and members of his family own shares of FIL voting stock with the right to cast approximately 39.89% of the total votes which may be cast by all holders of FIL stock. Mr.  Johnson 3d is Chairman of FMR Corp. and FIL. FMR Corp. and FIL are of the view that they are not acting as a “group” for purposes of Section 13(d) of the Securities Exchange Act of 1934 and that they are not otherwise required to attribute to each other beneficial ownership of securities owned by the other corporation. However, the shares beneficially owned by FIL are included in the amount listed in the table above.

Security Ownership of Management

The following table sets forth, as of March 5, 2001, information with respect to the Company’s common shares owned beneficially by each Director, by each nominee for election as a Director of the Company, by the Executive Officers named in the Summary Compensation Table set forth on page 9 of this Proxy Statement and by all Directors and Executive Officers as a group:

		(3) Amount and
(1) Title		nature of beneficial
of class	(2) Name of beneficial owner	ownership (a)(b)	(4) Percent of class

(All of these are	R. David Thomas	4,989,576	4.3%
common shares.)	Ronald V. Joyce	15,711,020	13.7%
	Kerrii B. Anderson	1,020	—
	Paul D. House	194,071	.2%
	Ronald E. Musick	173,711	.2%
	John T. Schuessler	104,633	.1%
	Ernest S. Hayeck	7,550	—
	Janet Hill	8,250	—
	Thomas F. Keller	9,026	—
	William E. Kirwan	0 (c)	—
	True H. Knowles	5,750	—
	David P. Lauer	196,189	.2%
	Andrew G. McCaughey	6,750	—
	James V. Pickett	76,756	.1%
	Thekla R. Shackelford	24,184	—
	George Condos	104,326	.1%
	Thomas J. Mueller	19,914	—
	All Directors and Executive Officers as a group (29 persons)	22,658,198	19.4%

(a)	The amounts reflected in this table include common shares in which there is shared voting and investment power.

(b)	Includes options exercisable within 60 days following March 5, 2001.

(c)	Dr. Kirwan became a Director on February 20, 2001.

The information with respect to beneficial ownership is based upon information furnished by each Director, nominee or Executive Officer, or information contained in filings made with the Securities and Exchange Commission.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934 requires the Company’s Directors and Executive Officers to file reports of ownership and changes of ownership with the Securities and Exchange Commission and the New York Stock Exchange. The Company assists its Directors and Executive Officers in completing and filing those reports. The Company believes that all filing requirements applicable to its Directors and Executive Officers were complied with during the last completed fiscal year.

ELECTION OF DIRECTORS

The Board of Directors has designated the following nominees for election as Directors of the Company with their terms to expire in 2004:

		Director
Directors and their Principal Occupations	Age	Since

R. David Thomas	68	1969
Senior Chairman of the Board and Founder

Ernest S. Hayeck (1)	76	1993
Retired Judge, Trial Court of Massachusetts

Janet Hill (1)(2)	53	1994
Vice President, Alexander & Associates, Inc. Washington, D.C.

True H. Knowles (1)(2)	63	1997
Retired President and Chief Operating Officer, Dr Pepper Company, and Retired Executive Vice President, Dr Pepper/ Seven-Up Companies, Inc. Dallas, Texas

Paul D. House (1)	57	1998
President and Chief Operating Officer, The TDL Group Ltd. Oakville, Ontario, Canada

The following Directors will continue to serve after the 2001 Annual Meeting:

Terms Expiring in 2002

Thekla R. Shackelford (2)	66	1984
Owner/ President, School Selection Consulting Columbus, Ohio

Ronald E. Musick	60	1987 (3)
Executive Vice President

John T. Schuessler (1)	50	2000
Chief Executive Officer and President

Kerrii B. Anderson (1)(2)	43	2000
Executive Vice President and Chief Financial Officer

William E. Kirwan (1)(2)	63	2001
President, The Ohio State University Columbus, Ohio

Terms Expiring in 2003

James V. Pickett (1)(2)	59	1982
Chairman, The Pickett Realty Advisors Inc.; Principal, Stonehenge Financial Holdings, Inc. Dublin, Ohio

Thomas F. Keller (1)(2)	69	1991
R.J. Reynolds Professor of Business Administration, Fuqua School of Business, Duke University Durham, North Carolina; Dean, Fuqua School of Business Europe Frankfurt, Germany

Ronald V. Joyce (1)	70	1996
Senior Chairman and Co-Founder, The TDL Group Ltd. Oakville, Ontario, Canada

Andrew G. McCaughey (1)	78	1997
Former Chairman and Chief Executive Officer, Scott’s Hospitality Inc. Toronto, Ontario, Canada

David P. Lauer (1)(2)	58	2000
Retired President and Chief Operating Officer, Bank One, Columbus, NA Columbus, Ohio

(1)	Judge Hayeck was a Trial Court Justice for the State of Massachusetts, from January 27, 1970 until he retired on January 26, 1993. Judge Hayeck was awarded the American Bar Association Franklin N. Flaschner Judicial Award in 1992. He is also a faculty member of the National Judicial College.

Mrs. Hill provides corporate planning, advice and analysis to directors, executives and managers in the areas of human resource planning, corporate responsibility, corporate communications and government consultation. Alexander & Associates, Inc. is a corporate consulting firm.

Mr. Knowles was President and Chief Operating Officer of the Dr Pepper Company and Executive Vice President of Dr Pepper/ Seven-Up Companies, Inc., from January, 1992 until he retired in June, 1995.

Mr. House has been the Chief Operating Officer of The TDL Group Ltd. since January, 1992. He assumed his current position on December 29, 1995. The TDL Group Ltd. franchises and operates Tim Hortons restaurants.

Mr. Schuessler joined the Company in 1976 and has been promoted several times. He was Executive Vice President, U.S. Operations from February 20, 1995 until February 19, 1997, when he became President and Chief Operating Officer, U.S. Operations. He assumed his current position on March 16, 2000.

Mrs. Anderson joined the Company on September 1, 2000. Prior to joining the Company, Mrs. Anderson had held the titles of Senior Vice President and Chief Financial Officer of M/ I Schottenstein Homes, Inc. since 1987. She was also Secretary of M/ I Schottenstein Homes, Inc. from 1987 to 1994 and Assistant Secretary from 1994 until she joined the Company.

Dr. Kirwan has been President of The Ohio State University since 1998. He had previously served as President of the University of Maryland for nine years.

Mr. Pickett has served as President and Chief Executive Officer of various companies generally known as The Pickett Companies since 1969. The Pickett Companies are involved in real estate development, ownership and management. Mr. Pickett was also the Vice Chairman of Banc One Capital Corporation from February 1, 1993 to August 4, 1999. He became a Principal of

Stonehenge Financial Holdings, Inc. on August 6, 1999. Stonehenge Financial Holdings, Inc. is an investment management firm.

Mr. Keller was also Dean of the Fuqua School of Business at Duke University until he retired from that position on May 31, 1996. He became Dean of the Fuqua School of Business Europe on July 1, 1999.

Mr. Joyce was Chairman and Chief Executive Officer of The TDL Group Ltd. until December 29, 1995, when that company became an indirect subsidiary of the Company.

Mr. McCaughey was Chairman and Chief Executive Officer of Scott’s Hospitality Inc. from April 30, 1989 to September 3, 1992. Scott’s Hospitality Inc. operated restaurants and hotels, and was also involved with the school bus and retail photography industries. Scott’s Hospitality Inc. had been a Canadian franchisee operating both Wendy’s and Tim Hortons restaurants since 1987. A successor company to Scott’s Hospitality Inc. presently operates 13 franchised Wendy’s and 18 franchised Tim Hortons restaurants.

Mr. Lauer was Office Managing Partner of the Columbus office of Deloitte & Touche LLP from January, 1989 until he retired in June, 1997. He was also a member of the board of directors of Deloitte & Touche LLP from 1988 to 1995. He was appointed to his former position with Bank One, Columbus, NA in June, 1997. Mr. Lauer retired from that position in January, 2001.

Each of the other Directors has had the same principal occupation and employer during the past five years as set forth in this table.

(2)	Mrs. Hill serves as a director of The Progressive Corporation, First Union Bank of Virginia, Maryland and D.C., Dean Foods Company, Nextel Communications, Inc., Houghton Mifflin Company and Security Capital Group Incorporated; Mr. Knowles serves as a director of Cott Corporation; Mrs. Shackelford serves as a director of Fiserv Inc.; Mrs. Anderson serves as a director of M/ I Schottenstein Homes, Inc. and Lancaster Colony Corporation; Dr. Kirwan serves as a director of Intimate Brands, Inc.; Mr. Pickett serves as a director of Metatec Corporation; Mr. Keller serves as a director of Hatteras Income Securities, Inc., Nations Funds, Inc., Nations Fund Trust, Nations Government Income Term Trust 2003, Inc., Nations Government Income Term Trust 2004, Inc., Nations Balanced Target Maturity Fund Inc., DIMON International and Biogen Inc.; and Mr. Lauer serves as a director of AirNet Systems, Inc. and Metatec Corporation.

(3)	Mr. Musick was also a Director of the Company from 1970 to 1981.

Unless otherwise directed, the persons named in the Proxy will vote the Proxies for the election of Messrs. Thomas, Hayeck, Knowles, House and Mrs. Hill as Directors of the Company, each to serve for a term of three years and until their successors are elected. While it is contemplated that all nominees will stand for election, in the event any person nominated fails to stand for election, the Proxies will be voted for such other person or persons as may be designated by the Directors. Management has no reason to believe that any of the above-mentioned persons will not stand for election or serve as a Director.

Under Ohio law and the Company’s Regulations, the five nominees receiving the greatest number of votes will be elected as Directors. Shares as to which the authority to vote is withheld and broker non-votes are not counted toward the election of Directors or toward the election of the individual nominees specified on the Proxy.

OTHER DIRECTOR INFORMATION AND COMMITTEES OF DIRECTORS

A total of 13 meetings of the Board of Directors of the Company were held during 2000. No Director attended less than 75 percent of the aggregate of (i) the total number of meetings of the Board of Directors, and (ii) the total number of meetings held by all committees of the Board of Directors on which that Director served during the period each served as a Director, except for Mr. Joyce.

Mr. Joyce and Directors who are not employees of the Company or its subsidiaries are paid $7,000 quarterly, plus $1,500 for each Board meeting and $1,000 for each qualified committee meeting attended, including telephonic meetings, for all services, plus expenses. If more than one qualified meeting is held on the same day, a separate fee is paid for each such meeting attended. Meetings of the Audit and Compensation Committees are qualified meetings, as are meetings of any special committees established from time to time.

Directors who are not employees of the Company or its subsidiaries also receive grants of stock options under Part II of the Company’s 1990 Stock Option Plan. Each Director who is not an employee of the Company receives an annual grant of options to purchase 2,500 common shares. The option exercise price is 100% of the fair market value of the Company’s common shares on the date of grant. Options are granted on the date on which the regularly scheduled Board meeting is held during the Company’s third fiscal quarter. Each option is granted for a period of 10 years. 25% of the options granted each year become exercisable on each of the first four anniversaries of the grant date for such options.

In 2001 the Board of Directors adopted Principles of Governance which set forth the philosophy, role and mission of the Board. The Principles of Governance are attached as Appendix A to this Proxy Statement.

The Board of Directors has a Board Membership Committee, a Compensation Committee and an Audit Committee.

The members of the Board Membership Committee are Messrs. Pickett (Chair), Knowles and Thomas, and Mrs. Shackelford. The Committee met three times during 2000. Its function is to recommend candidates for membership to the Board of Directors. The Committee also discussed various corporate governance matters during 2000. The Board Membership Committee will consider nominees recommended by shareholders for the 2002 Annual Meeting of Shareholders, provided that the names of such nominees are submitted in writing, not later than November 12, 2001, to James V. Pickett, P.O. Box 256, Dublin, Ohio 43017-0256. Each such submission must include a statement of the qualifications of the nominee, a consent signed by the nominee evidencing a willingness to serve as a Director, if elected, and a commitment by the nominee to meet personally with the Committee members.

The members of the Compensation Committee are Mrs. Shackelford (Chair), Mrs. Hill, and Mr. Knowles. Mr. McCaughey will become a member of the Committee effective on March 8, 2001, therefore his name does not appear on the Report of the Compensation Committee on Executive Compensation, which begins on page 11. The Compensation Committee met six times during 2000. The Compensation Committee’s function is to examine the levels and methods of compensation employed by the Company with respect to the individuals named or to be named in the Company’s proxy statement, to review and evaluate alternative and additional compensation programs for these individuals, and to make recommendations to the Board of Directors on such matters. The Compensation Committee has the authority to make all decisions regarding the individuals to whom options are to be granted under the Company’s stock option plans, and the timing, pricing, number of options to be granted and the other terms of such grants (the Compensation Committee does not have the authority to amend the terms of the stock option plans or to adopt new stock option plans). In addition, the Compensation Committee has the authority to adopt one or more cash bonus plans, subject to shareholder approval, which will qualify compensation paid thereunder as “performance-based compensation” within the meaning of Section 162(m) of the Internal Revenue Code of 1986, as amended, and to implement and administer such plans.

The members of the Audit Committee are Messrs. Keller (Chair), Hayeck, Lauer, McCaughey and Pickett. Mr. McCaughey’s service on this Committee will cease effective March 8, 2001. The Committee met eight times during 2000. Its function is to provide assistance to the Board of Directors in fulfilling its oversight responsibility relating to the Company’s financial statements and the financial reporting process, the Company’s system of internal controls, the Internal Audit function, the annual independent audit of the Company’s financial statements, and the Company’s code of ethical conduct.

AUDIT COMMITTEE REPORT

Each member of the Audit Committee is “independent” within the meaning of applicable New York Stock Exchange rules. The Committee recommended, and the Board of Directors approved, a revised Audit Committee Charter which is attached as Appendix B to this Proxy Statement.

In performing its responsibilities, the Committee, in addition to other activities, (i) reviewed and discussed the Company’s audited financial statements with management; (ii) discussed with PricewaterhouseCoopers LLP the matters required to be discussed by Statement on Auditing Standards 61 (Communication with Audit Committees), as modified or supplemented; and (iii) received the letter from PricewaterhouseCoopers LLP required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees), as modified or supplemented, and discussed with PricewaterhouseCoopers LLP the firm’s independence. Based on these reviews, discussions and activities, the Committee recommended to the Board of Directors that the audited financial statements be included in the Company’s Annual Report on Form 10-K for fiscal 2000 for filing with the Securities and Exchange Commission.

Audit Fees

The aggregate fees for the audit of the Company’s annual consolidated financial statements for the most recent fiscal year and the reviews of the consolidated financial statements included in the Company’s Forms 10-Q were $631,300.

Financial Information Systems Design and Implementation Fees

There were no fees for professional services described in paragraph (c)(4)(ii) of Rule 2-01 of Regulation S-X rendered by PricewaterhouseCoopers LLP for the most recent fiscal year.

All Other Fees

The aggregate fees for services rendered by PricewaterhouseCoopers LLP, other than the services covered in the two preceding paragraphs, for the most recent fiscal year were $969,500.

The principal non-audit services provided by PricewaterhouseCoopers LLP during fiscal 2000 were (i) income tax planning and consultation services, (ii) human resource consulting and recordkeeping services, and (iii) assistance with internal audit services. The Audit Committee considered whether the provision of services by PricewaterhouseCoopers LLP was compatible with maintaining such firm’s independence.

Respectfully submitted,

Audit Committee
Thomas F. Keller, Chair
Ernest S. Hayeck
David P. Lauer
Andrew G. McCaughey
James V. Pickett

COMPENSATION OF MANAGEMENT

The following table summarizes compensation awarded or paid to, or earned by, each of the named Executive Officers during each of the Company’s last three fiscal years.

SUMMARY COMPENSATION TABLE

					Long-Term
		Annual Compensation			Compensation

					Securities	All other
Name and					underlying	compensation
principal position	Year	Salary ($)		Bonus ($)	options (#)	($)(1)

John T. Schuessler,	2000	627,303		1,343,716	270,220	57,620
Chief Executive Officer	1999	293,096		490,816	39,942	21,032
and President (2)	1998	277,581		233,098	32,583	28,341

R. David Thomas,	2000	999,251	(3)	792,000	125,407	20,490
Senior Chairman of the	1999	927,970	(3)	726,000	123,870	24,786
Board and Founder	1998	892,378	(3)	308,395	105,771	25,195

George Condos,	2000	303,038		523,116	40,909	21,681
Executive Vice	1999	288,096		489,503	39,928	12,828
President	1998	273,292		231,973	32,587	12,033

Ronald E. Musick	2000	296,075		519,909	40,860	110,462
Executive Vice	1999	280,280		487,907	39,908	114,760
President	1998	267,800		230,938	32,567	109,315

Thomas J. Mueller,	2000	238,889		486,346	65,470	44,737
President and Chief	1999	206,577		355,777	22,324	18,777
Operating Officer –	1998	100,000		56,265	21,667	1,851
North America (4)

(1)	The amounts shown in this column for each named Executive Officer consist of (i) aggregate contributions or other allocations to the Company’s Profit Sharing and Savings Plan of $2,375, $2,469 and $2,337 made in 2000, 1999 and 1998, respectively (except that Mr. Mueller did not receive contributions or allocations in 1998); and (ii) executive health insurance premiums paid by the Company for coverage for the named Executive Officers, and the amount allocated to the account of each of the named Executive Officers under the Company’s Supplemental Executive Retirement Plan (“SERP”), as follows:

	Health Insurance Premiums			SERP Allocations

Name	2000	1999	1998	2000	1999	1998

Mr. Schuessler	$3,173	$3,173	$3,173	$52,072	$15,390	$22,831

Mr. Thomas	$5,229	$5,229	$5,229	$12,886	$17,088	$17,629

Mr. Condos	$3,173	$3,173	$3,173	$16,133	$7,186	$6,523

Mr. Musick	$3,173	$3,173	$3,173	$104,914	$109,118	$103,805

Mr. Mueller	$3,173	$3,173	$1,851	$39,189	$13,135	$0

(2)	Mr. Schuessler was President and Chief Operating Officer, U.S. Operations, until March 16, 2000, when he assumed his current position.

(3)	The amounts shown in this column for Mr. Thomas include payments made to Mr. Thomas for services rendered as the principal spokesman in the Company’s television and radio commercials (the “Advertising Payments”) in the amounts of $306,763, $269,849 and $269,786 in 2000, 1999 and 1998, respectively. Mr. Thomas was paid for these services at the minimum rate permitted by applicable union contract provisions. The Advertising Payments were not acted on by the Compensation Committee since they were not made for services rendered by Mr. Thomas in his capacity as an Executive Officer. The Advertising Payments are therefore not included in the compensation data set forth in the section of this Proxy Statement entitled “REPORT OF THE COMPENSATION COMMITTEE ON EXECUTIVE COMPENSATION” (which begins on page 11).

(4)	Mr. Mueller joined the Company as a Senior Vice President effective June 29, 1998. He assumed his current position on May 1, 2000.

The following table sets forth information concerning individual grants of stock options made during the last fiscal year to each of the named Executive Officers.

OPTIONS GRANTED IN LAST FISCAL YEAR

Individual Grants

	Number of	% of total
	securities	options			Grant date
	underlying	granted to	Exercise		present
	options	employees in	price	Expiration	value
Name	granted (#)(1)	fiscal year	($/share)(2)	date	$(3)

John T. Schuessler	57,276 (4)	1.79%	$23.0313	5/01/10	$444,227
	212,944	6.66%	$17.875	7/31/10	$1,246,510

R. David Thomas	125,407	3.92%	$17.875	7/31/10	$734,095

George Condos	40,909	1.28%	$17.875	7/31/10	$239,469

Ronald E. Musick	40,860	1.28%	$17.875	7/31/10	$239,182

Thomas J. Mueller	4,000 (4)	.13%	$23.0313	5/01/10	$31,024
	61,470	1.92%	$17.875	7/31/10	$359,827

(1)	25% of the options listed in this column (except as noted in footnote 4) become exercisable on August 1, 2001. An additional 25% becomes exercisable on each successive August 1. These exercise dates may be accelerated if the Company is involved in certain change-in-control transactions as specified in the Company’s various stock option plans. If the Executive Officer’s employment is terminated for any reason other than death, disability or retirement, the options will be canceled as of the date of such termination. If the Executive Officer’s employment is terminated by reason of his death or disability, the options will become immediately exercisable and may be exercised at any time during the 12-month period after his death or date of becoming disabled, subject to the stated term of the options. If the Executive Officer’s employment is terminated by reason of his retirement, the options may be exercised during the 48-month period after the retirement date, subject to the stated term of the options.

(2)	The exercise price is the mean of the high and low prices at which common shares of the Company are traded on the New York Stock Exchange on the date of grant.

(3)	All values shown are pre-tax. Values shown were calculated using the Black-Scholes option pricing model and the following assumptions: expected volatility .3440; risk-free rate of return 6.11% (6.73% for the options described in footnote 4); dividend yield 1.21%; and an expected time of exercise of four years. No adjustments were made for the non-transferability of the options or for the risk of forfeiture. The Company is not aware of any model which will determine with reasonable accuracy a present value based on future unknown or volatile factors. No gain to the optionees is possible without an increase in the market price of the Company’s common shares above the market price on the date of grant. If such increase occurs, all shareholders will benefit commensurately. If no increase in the market price occurs, optionees will realize no value from stock options.

(4)	25% of these options become exercisable on May 2, 2001. An additional 25% become exercisable on each successive May 2. The other material terms of the options are as set forth in footnote 1 above.

The following table sets forth information regarding each individual exercise of stock options made during the last fiscal year by each of the named Executive Officers.

AGGREGATED OPTION EXERCISES
IN LAST FISCAL YEAR
AND FISCAL YEAR-END OPTION VALUES

			Number of		Value of
			securities underlying		unexercised
			unexercised options		in-the-money options
			at fiscal year-end (#)		at fiscal year-end ($)(1)(2)
	Shares
	acquired on	Value
Name	exercise (#)	realized ($)	Exercisable	Unexercisable	Exercisable	Unexercisable

John T. Schuessler	0	N/A	58,492	324,472	136,500	2,031,400

R. David Thomas	0	N/A	755,879	297,156	5,409,268	1,256,867

George Condos	0	N/A	102,642	95,164	529,972	406,261

Ronald E. Musick	0	N/A	75,777	95,080	281,486	405,811

Thomas J. Mueller	0	N/A	16,414	93,047	42,316	570,006

(1)	All values as shown are pre-tax.

(2)	Based on the fiscal year-end closing price of $26.25 per share.

The Company has three retirement plans which apply to Executive Officers in addition to other Officers and/or employees. The amounts of contributions or other allocations under the Profit Sharing and Savings Plan and the Supplemental Executive Retirement Plan for each of the named Executive Officers are set forth in footnote 1 to the Summary Compensation Table (see page 9). The third retirement plan is the Company’s Pension Plan. Under the Pension Plan as in effect through December 31, 2000, each participant was credited with a basic benefit of 1% of current compensation. The participant could elect to contribute 2% of current compensation on an after-tax basis. If the participant elected to contribute, then the Company contributed an additional 2.5% of compensation for participants with less than five years of service under the Pension Plan, and 3% of compensation for participants with at least five years of service. Effective January 1, 2001, the Pension Plan was amended to eliminate the participant contribution feature. In addition, the Company contribution is 1.5% of current compensation for participants with less than five years of service, 2.0% of current compensation for participants with at least five but less than 10 years of service, and 2.5% of current compensation for participants with 10 or more years of service. Notwithstanding the contribution rates set forth above, the maximum annual compensation amount for which contributions can be made to the Pension Plan under the Internal Revenue Code is currently $170,000. All accounts are credited with interest at an annual rate equal to the greater of 5% or the interest rate for one-year treasury bills determined at the end of the prior year, plus 1%. The estimated annual benefits payable upon retirement at normal retirement age under the Pension Plan for each of the named Executive Officers are as follows: John T. Schuessler, $80,338; R. David Thomas, $185,952; George Condos, $94,996; Ronald E. Musick, $48,455; and Thomas J. Mueller, $19,590. The estimated annual retirement benefits assume a 7.5% interest factor and retirement at age 65 (except that the estimated annual benefit for Mr. Thomas is calculated using his current age).

REPORT OF THE COMPENSATION COMMITTEE ON EXECUTIVE COMPENSATION

The Company’s executive compensation policy has been “pay for performance” since well before the current popularity of that concept. In an effort to provide shareholders with a better understanding of the Company’s executive compensation practices, this report provides information beyond the information required by the proxy rules of the Securities and Exchange Commission.

Compensation Philosophy

The Company’s executive compensation program is based on two objectives:

Providing market-competitive compensation opportunities, and

Creating a strong link between the interests of the shareholders, the Company’s financial performance, and the total compensation of the Company’s Executive Officers.

There are three components to the Company’s executive compensation program: annual cash compensation, longer-term incentive compensation and benefits. The annual cash compensation program is comprised of base salary and annual incentive compensation. Base salary and annual incentive compensation opportunities are set by periodic comparison to external rates of pay for comparable positions within the food-service industry. The companies used for this comparison for 2000 were comprised of the participants in the National Chain Restaurant Compensation Association annual survey and the same companies which comprise the “Former Peer Group Index” shown on the graph on page 15. For 2001, the companies used for this comparison are expected to be comprised of the companies which comprise the “Peer Group Index” shown on the graph on page 15. The companies which comprise the Peer Group Index have revenues of at least $1 billion and reflect the Company’s scope of operations and the competitive market in the restaurant industry for senior executive talent.

Base salary ranges are targeted at the 50th percentile of competitive data. Individual variability is based on performance and experience. Adjustments are normally considered annually, based upon general movement in external salary levels, individual performance and potential, and/or changes in the position’s duties and responsibilities.

The Company had three cash bonus plans which applied to Executive Officers for the 2000 fiscal year. Under the Senior Executive Earnings Maximization Plan (the “SEEMP”) (which Messrs. Schuessler and Thomas participated in during fiscal 2000), and the Earnings Maximization Plan (the “EMP”) (which other Executive Officers participated in), participants received annual incentive awards which were based on the extent to which the Company exceeded specified earnings per share and return on assets goals for the year. The goals for the SEEMP and EMP were established in 1998 and increase annually through 2003. Annual incentive compensation opportunities for these plans are targeted at the 75th percentile of competitive data. Under the Management Incentive Plan, 2000 incentive awards were based on the extent to which the Company achieved or exceeded specified earnings per share and return on assets goals for the year (excluding the effect of the charges taken in the fourth quarter of 2000). Annual incentive compensation opportunities for this plan are targeted at the 50th percentile of competitive data. The awards to participants under this plan were based on the payout percentages specified in the following table multiplied by the participant’s base salary and the targeted bonus percentage applicable to such employee’s grade (which ranged from 12% to 35% of base salary). For 2000 the Company attained between 100.0% and 109.9% of its earnings per share goal and between 95.0% and 99.9% of its return on assets goal.

MANAGEMENT INCENTIVE PLAN PAYOUT PERCENTAGES
E
A	% Attainment
R
N
I
N	120.0%+	75.00%		112.50%	135.00%	142.50%
G	110.0%-119.9%	62.50%		93.75%	112.50%	118.75%
S	100.0%-109.9%(1)	50.00%		75.00%	90.00%	95.00%
	85.0%-99.9%	37.50%		56.25%	67.50%	71.25%
P	80.0%-84.9%	25.00%	(2)	37.50%	45.00%	47.50%
E
R
	% Attainment	80.0%-84.9%		85.0%-89.9%	90.0%-94.9%	95.0%- 99.9%	(1)
S
H		RETURN ON ASSETS
A
R
E

[Additional columns below]

[Continued from above table, first column(s) repeated]

E
A	% Attainment
R
N
I
N	120.0%+	150.00%	157.50%	165.00%	187.50%	225.00%
G	110.0%-119.9%	125.00%	131.25%	137.50%	156.25%	187.50%
S	100.0%-109.9%(1)	100.00%	105.00%	110.00%	125.00%	150.00%
	85.0%-99.9%	75.00%	78.75%	82.50%	93.75%	112.50%
P	80.0%-84.9%	50.00%	52.50%	55.00%	62.50%	75.00%
E
R
	% Attainment	100.0%-104.9%	105.0%-109.9%	110.0%-114.9%	115.0%-119.9%	120.0%	+
S
H		RETURN ON ASSETS
A
R
E

(1)	Indicates percentage of attainment applicable for fiscal year 2000.

(2)	Less than 80% budget attainment in either payout criteria results in a 0% bonus factor.

Total annual cash compensation may be well below the 50th percentile when target performance is not achieved. When targets are significantly exceeded, total annual cash compensation may equal or exceed the 75th percentile.

The longer-term incentive compensation program primarily consists of stock options (although two of the cash incentive award programs have a longer-term orientation, since the annual financial performance goals were established in 1998 and specified through fiscal 2003). Award opportunities under the stock option program for 2000 were set by comparison to stock option grants made to comparable positions at companies with revenues of at least $1 billion within the food-service industry and other industrial companies with revenues between $1 billion and $3 billion, and were set at approximately the 75th percentile. The companies used for the food-service industry comparison were the same companies which comprise the Peer Group Index shown on the graph on page 15. Options are exercisable at not less than 100% of the fair market value of the Company’s common shares on the date of grant. Award opportunities under the stock option program are based on a fixed number of options for each eligible employee grade. As a result, the Black-Scholes value of options awarded will increase or decrease based on how the Company’s stock price has changed since the previous year’s option awards (assuming that the other inputs used in the Black-Scholes calculation remain constant). The fixed number of options to be awarded will be adjusted periodically by comparison to comparable positions within the food-service industry and to other industrial companies with revenues between $1 billion and $3 billion. Grantees do not receive a benefit from stock options unless and until the market price of the Company’s common shares increases. This program accomplishes the objective of linking each Executive Officer’s opportunity for financial gain to increases in shareholder wealth, as reflected by the market price of the Company’s common shares.

The benefits program is comprised of retirement income and group insurance plans. The objective of the program is to provide Executive Officers with reasonable and competitive levels of protection against the four contingencies (retirement, death, disability and ill health) which will interrupt the Executive Officer’s employment and/or income received as an active employee. The retirement program consists of two tax-qualified plans that cover all full-time management and administrative employees, and a supplemental retirement plan which covers the Executive Officers and other Officers of the Company. The group insurance program consists of life, disability and health insurance benefit plans that cover all full-time management and administrative employees and the executive health care reimbursement plan, which covers Executive Officers and other Officers.

Section 162(m) of the Internal Revenue Code of 1986, as amended, generally limits the ability of a publicly-held corporation, such as the Company, to claim a deduction on its federal income tax return for compensation in excess of $1 million paid for a given fiscal year to the chief executive officer (or person acting in that capacity) at the close of the corporation’s fiscal year and the four most highly compensated officers of the corporation, other than the chief executive officer, at the end of the corporation’s fiscal year, unless the requirements specified in applicable Internal Revenue Service regulations are met. The $1 million compensation deduction limitation does not apply to “performance-based compensation”. The Company believes that compensation paid under the SEEMP and its stock option plans qualifies as “performance-based compensation” for purposes of Section 162(m).

Compensation for Chief Executive Officer

Mr. Schuessler was named Chief Executive Officer and President of the Company on March 16, 2000. He succeeded Mr. Gordon F. Teter, who died unexpectedly on December 18, 1999. Mr. Schuessler had previously served as President and Chief Operating Officer, U.S. Operations of the Company.

Mr. Schuessler’s base salary for 2000 was targeted at the 50th percentile of competitive data, taking into consideration the Company’s overall compensation philosophy, Mr. Schuessler’s salary before being named Chief Executive Officer and President, his prior experience with the Company, and the base salary previously established for Mr. Teter.

An annual cash incentive award is payable under the SEEMP to Mr. Schuessler only if the Company achieves or exceeds specified earnings per share and return on assets goals. The amount of the award can increase if the Company exceeds the specified goals. Conversely, no award is payable if the Company does not achieve the specified goals. The payment to Mr. Schuessler for 2000 was based on the extent to which the 2000 goals were achieved. 68.2% of Mr. Schuessler’s cash compensation for 2000 was incentive pay. Since the incentive award increases as the Company’s performance increases, and decreases (or becomes zero) if the specified goals are not met, Mr. Schuessler’s cash compensation is significantly affected by the Company’s performance. The award under the SEEMP to Mr. Schuessler for 2000 was prorated since he was named Chief Executive Officer and President on March 16, 2000. Mr. Schuessler did not participate in the Management Incentive Plan.

Long-term incentives in the form of stock options were granted to Mr. Schuessler in 2000. Stock options were granted at 100% of the fair market value of the Company’s common shares on May 2 and August 1, 2000, the dates of grant. Options serve to directly align Mr. Schuessler’s interests with the interests of other shareholders, since Mr. Schuessler will not realize a benefit unless and until the market price of the Company’s common shares increases.

The Committee considered the number of unexercised options already held by Mr. Schuessler and competitive practices in determining the number of options to grant in 2000. The number of options granted in 2000 to Mr. Schuessler was designed to approximate the 75th percentile of competitive practice for comparable positions within the food-service industry and at other industrial companies with revenues between $1 billion and $3 billion, consistent with the policy previously described.

The Committee believes that Mr. Schuessler was reasonably compensated for the job he has done as the Chief Executive Officer and President. His opportunities to increase his future compensation depend on the Company’s future performance and the competitive pay practices of comparable positions within the food-service industry. The compensation programs applicable to Mr. Schuessler have accomplished the objective of linking shareholder and financial performance to Mr. Schuessler’s total compensation.

Respectfully submitted,

Compensation Committee
Thekla R. Shackelford, Chair
Janet Hill
True H. Knowles

COMPARISON OF FIVE-YEAR TOTAL RETURN FOR WENDY’S INTERNATIONAL, INC., SPECIFIED PEER GROUPS AND THE S&P 500 INDEX

The following graph compares the yearly percentage change in the Company’s cumulative total shareholder return (as measured by dividing (i) the sum of (A) the cumulative amount of dividends for the measurement period, assuming dividend reinvestment, and (B) the difference between the Company’s share price at the end and the beginning of the measurement period; by (ii) the share price at the beginning of the measurement period) against the cumulative total return of the S&P 500 Stock Index and two peer groups of other companies with restaurant operations (excluding the Company) (the “Former Peer Group Index” and the “Peer Group Index”). The companies which comprise the Peer Group Index have revenues of at least $1 billion and better reflect the Company’s scope of operations and the competitive market in the restaurant industry for senior executive talent, compared to the companies which comprise the Former Peer Group Index.

COMPARISON OF FIVE-YEAR TOTAL RETURN(1)

FOR WENDY’S INTERNATIONAL, INC., THE FORMER PEER GROUP INDEX(2),
THE PEER GROUP INDEX(3) AND THE S&P 500 INDEX

	1995	1996	1997	1998	1999	2000
WEN	$100.00	97.70	115.96	106.31	102.40	131.16
FORMER PEER GROUP INDEX	100.00	102.59	112.65	173.82	170.01	154.19
PEER GROUP INDEX	100.00	103.93	115.49	177.61	172.33	165.92
S&P 500 INDEX	100.00	123.25	164.38	211.07	253.87	225.81

(1)	Assumes $100 invested on December 31, 1995, in Wendy’s International, Inc. common shares, the Former Peer Group Index, the Peer Group Index and the S&P 500 Index. Total return assumes dividend reinvestment.

(2)	The Former Peer Group Index has been computed by the Company, and is comprised of the following 10 companies: Advantica Restaurant Group, Inc.; Brinker International, Inc.; CBRL Group; CKE Restaurants, Inc.; Darden Restaurants, Inc.; Jack in the Box Inc.; McDonald’s Corporation; Outback Steakhouse, Inc.; Shoney’s, Inc.; and Tricon Global Restaurants, Inc. This Index has been weighted by market capitalization of each component company.

(3)	The Peer Group Index has been computed by the Company, and is comprised of the following 10 companies: Advantica Restaurant Group, Inc.; Brinker International, Inc.; CBRL Group; CKE Restaurants, Inc.; Darden Restaurants, Inc.; Jack in the Box Inc.; McDonald’s Corporation; Outback Steakhouse, Inc.; Starbucks Corporation; and Tricon Global Restaurants, Inc. This Index has been weighted by market capitalization of each component company.

EXECUTIVE AGREEMENTS

The Company has entered into employment agreements (“Key Executive Agreements”) with each of the Executive Officers named in the Summary Compensation Table (see page 9) as well as certain other Executive Officers. The Key Executive Agreements are intended to assure the Company that it will have the continued dedication, undivided loyalty, and objective advice and counsel from these key executives in the event of a proposed transaction, or the threat of a transaction, which could result in a change in control of the Company.

The Key Executive Agreements provide that in the event of a “change in control” (as defined therein), the key executives will be employed by the Company in their present positions for a period of approximately five years, or until the executive dies, is terminated for “cause” by the Company or terminates employment himself without good reason (as such terms are defined therein), whichever occurs first (the “Employment Term”).

In the event of a change in control, the key executives will be entitled to continue to receive during their Employment Term the annual salary, bonus and other benefits made available to them by the Company immediately prior to the change in control. The Board of Directors will review annually the performance of each key executive during such Employment Term to determine whether or not such salary and bonus should be increased.

A key executive’s employment may be terminated under the Key Executive Agreement for cause by the Company as defined therein. If a key executive is terminated for cause by the Company, the Company has no further obligation to pay any compensation or to provide benefits to the key executive.

A key executive may terminate his employment under the Key Executive Agreement after a change in control for good reason if the Company (i) changes the key executive’s status, title, position or responsibilities in a way that does not represent a promotion, (ii) either reduces the key executive’s base salary or provides an annual salary increase less than the increase in a defined consumer price index, (iii) requires the key executive to relocate beyond a 30 mile radius from the executive’s business office location immediately prior to the change in control, (iv) takes action which results in a material reduction in compensation and benefits otherwise payable to the key executive, (v) materially breaches the Key Executive Agreement, or (vi) fails to notify the key executive that a successor to the Company has agreed to assume and perform under the Key Executive Agreement. If a key executive’s employment is terminated by the Company without cause prior to a change in control, but the executive reasonably demonstrates that the termination of employment (i) was at the request of a third party who had indicated an intention or taken steps reasonably calculated to effect a change in control, or (ii) otherwise occurred in connection with, or in anticipation of, a change in control which had been threatened or proposed, then such termination will be deemed to have occurred after a change in control for the purposes of the Key Executive Agreement, provided that a change in control shall actually have occurred.

If the employment of a key executive is terminated under a Key Executive Agreement by the executive for good reason or by the Company other than for cause, the Company will be obligated to make a lump-sum payment to the key executive of three times the sum of such executive’s then-current salary plus average annual bonuses over the prior three years. If the key executive had not previously received bonus payments for three full plan years under the SEEMP or EMP and was an eligible participant under either of such plans at the time his employment was terminated, he will be deemed to have received a bonus in prior years equal to the bonus paid to such key executive’s predecessor in the same position. If there was not a predecessor in the same position, the key executive will be deemed to have received a bonus in prior years equal to the average of the bonuses paid to participants in positions comparable to the executive’s then-current position. The lump-sum payment will not be subject to offset. If the employment of the key executive is terminated under a Key Executive Agreement by the executive for good reason or by the Company other than for cause, such key executive will also be entitled to (i) continuation of group insurance benefits for three years, subject to offset for any benefits from subsequent employment, if any, (ii) purchase his Company automobile at the then-current book value, and (iii) a lump-sum payment equal to the present value of accrued retirement benefits after adding three additional years of benefit accrual, reduced by any vested benefits. In addition, any stock options or stock appreciation rights granted under plans of the Company will become immediately vested and exercisable, and any restrictions on any stock awarded to the key executive by the Company shall lapse.

If any payments or other benefits payable to an executive under a Key Executive Agreement or otherwise is subject to the excise tax under Internal Revenue Code Section 4999 or any similar tax, the Company is obligated under the Key Executive Agreement to pay to the executive an additional amount which, after deduction of any income, withholding and excise tax thereon, equals the excise tax.

The Company has established a benefits protection trust to provide for the payment of benefits to the key executives and to provide for the payment of reasonable legal fees or expenses incurred in good faith by such key executives in enforcing their rights under the Key Executive Agreements or any other benefit plans in which they participate.

CERTAIN TRANSACTIONS INVOLVING MANAGEMENT

The Company entered into an Assignment of Rights Agreement with R. David Thomas and his wife dated as of November 5, 2000 (the “Assignment”). The Company has used Mr. Thomas, Senior Chairman of the Board and Founder, as a spokesperson and focal point for its products and services for many years, and with the efforts and attributes of Mr. Thomas has, through its extensive investment in the advertising and promotional use of Mr. Thomas’ name, likeness, image, voice, caricature, endorsement rights and photographs (the “Thomas Persona”), made the Thomas Persona well known in the U.S. and throughout North America and a valuable asset for both the Company and Mr. Thomas. The elements comprising the Thomas Persona, taken together, comprise property rights, transferable at death and otherwise. Under the terms of the Assignment the Company acquired the entire right, title, interest and ownership in and to the Thomas Persona, including the sole and exclusive right to commercially use the Thomas Persona.

The purchase price specified in the Assignment was an amount that would purchase an annuity, at competitive market rates based on Mr. Thomas’ actuarial life, sufficient to fund a $500,000 annual payment for a period of 15 years, with the first payment commencing on November 5, 2005. The Company paid $4,701,334 in January, 2001 as full and complete payment of its funding obligations under the Assignment.

A trust for the benefit of Paul D. House and his wife is the sole shareholder of a corporation which purchased a shopping center property in Tottenham, Ontario, Canada from an unrelated third party in 1998. As part of the shopping center purchase transaction, the corporation now leases a Tim Hortons restaurant to a subsidiary of the Company. The remaining term of the lease is 13 years. The amount of rent paid by such subsidiary to the corporation in 2000 was the Canadian dollar equivalent of $36,877 (the exchange rate used for all Canadian dollar equivalents in this section is 1.485 Canadian dollars per U.S. dollar). In the opinion of the Company, the terms of this lease are no less favorable than the Company and its subsidiaries could have obtained from an unrelated third party.

Ronald V. Joyce has interests in three real properties which are leased to a subsidiary of the Company. Mr. Joyce owns a 70% interest in a joint venture which leases the land and building for a Tim Hortons restaurant in Burlington, Ontario to a subsidiary of the Company. The remaining term of the lease is 13 years. Rent due under the lease is the greater of the Canadian dollar equivalent of $60,606 per year or 6% of sales. The amount of rent paid by the subsidiary of the Company to the joint venture in 2000 was the Canadian dollar equivalent of $109,721. In the opinion of the Company, the terms of this lease are no less favorable than the Company and its subsidiaries could have obtained from an unrelated third party.

Mr. Joyce has a two-thirds interest as a tenant in common in a joint venture which leases the land and building for a Tim Hortons restaurant in Beamsville, Ontario to a subsidiary of the Company. The remaining term of the lease is 11 years. Rent due under the lease is the greater of the Canadian dollar equivalent of $47,138 per year or 6% of sales. The amount of rent paid by the subsidiary of the Company to the joint venture in 2000 was the Canadian dollar equivalent of $87,952. In the opinion of the Company, the terms of this lease are no less favorable than the Company and its subsidiaries could have obtained from an unrelated third party.

A trust for the benefit of Mr. Joyce’s children is the sole shareholder of a corporation which leases the land and building for a Tim Hortons restaurant in Brampton, Ontario to a subsidiary of the Company. The remaining term of the lease is 13 years. Rent due under the lease is the greater of the Canadian dollar equivalent of $24,242 per year or 9% of sales. The amount of rent paid by the subsidiary of the Company under this lease in 2000 was the Canadian dollar equivalent of $57,564. This lease commenced in early 1994, nearly two years before the Share Purchase Agreement between the Company and Mr. Joyce was executed.

Pursuant to an employment agreement between Mr. Joyce and a subsidiary of the Company which was negotiated and executed in connection with the Share Purchase Agreement between the Company and Mr. Joyce dated as of October 31, 1995, a subsidiary of the Company agreed to reimburse Mr. Joyce for reasonable overhead costs associated with the use of his aircraft for business purposes of the Company and its subsidiaries. The total amount paid to corporations owned by Mr. Joyce for air transportation services provided in 2000 was the Canadian dollar equivalent of $560,078. In the opinion of the Company, the payments for air transportation services made to these corporations were less than the Company and its subsidiaries would have paid for comparable services from unrelated third parties.

INDEPENDENT PUBLIC ACCOUNTANTS

The Directors have selected PricewaterhouseCoopers LLP as the independent public accountants of the Company for the current fiscal year. PricewaterhouseCoopers LLP or one of its constituent firms has audited the Company’s financial statements for each of the last 31 years. Management expects that representatives of PricewaterhouseCoopers LLP will be present at the Annual Meeting with the opportunity to make a statement if they desire to do so and will be available to respond to appropriate questions.

OTHER MATTERS

Shareholder Proposals Pursuant to Rule 14a-8

In order to be considered for inclusion in the proxy statement distributed to shareholders prior to the Annual Meeting of Shareholders in 2002, a shareholder proposal pursuant to Securities and Exchange Commission Rule 14a-8 must be received by the Company no later than November 12, 2001. Written requests for inclusion should be addressed to: Corporate Secretary, P. O. Box 256, Dublin, Ohio 43017-0256. It is suggested that you mail your proposal by certified mail, return receipt requested.

Shareholder Proposals Other Than Pursuant to Rule 14a-8

With respect to any shareholder proposal not submitted pursuant to Securities and Exchange Commission Rule 14a-8 in connection with the Annual Meeting of Shareholders in 2002, the proxy for such meeting will confer discretionary authority to vote on such proposal unless (i) the Company is notified of such proposal not later than January 26, 2002, and (ii) the proponent complies with the other requirements set forth in Securities and Exchange Commission Rule 14a-4.

General Information

A COPY OF FORM 10-K AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION WILL BE SENT TO ANY SHAREHOLDER WITHOUT CHARGE UPON WRITTEN REQUEST ADDRESSED TO INVESTOR RELATIONS DEPARTMENT, P. O. BOX 256, 4288 WEST DUBLIN-GRANVILLE ROAD, DUBLIN, OHIO 43017-0256.

Management knows of no other business which may be properly brought before the Annual Meeting of Shareholders. However, if any other matters shall properly come before such meeting, it is the intention of the persons named in the enclosed form of Proxy to vote such Proxy in accordance with their best judgment on such matters.

IT IS IMPORTANT THAT PROXIES BE RETURNED PROMPTLY. THEREFORE, WHETHER OR NOT YOU EXPECT TO ATTEND THE MEETING IN PERSON, YOU ARE URGED TO FILL IN, SIGN AND RETURN THE PROXY IN THE ENCLOSED STAMPED, SELF-ADDRESSED ENVELOPE, OR TO VOTE ELECTRONICALLY AS DESCRIBED ON PAGE 1 OF THIS PROXY STATEMENT.

By order of the Board of Directors.

LEON M. McCORKLE, JR.

Secretary

(Intentionally Left Blank)

Appendix A

WENDY’S INTERNATIONAL, INC.

Board of Directors

Principles of Governance — Philosophy, Role and Mission

Wendy’s Board of Directors assumes accountability for the success of the enterprise by taking responsibility for the management in both failure and success. Its overall intent is to maximize long-term shareholder value, ensure that the Company conducts its business in a highly ethical manner, creates an environment that respects and values all employees, and promotes corporate responsibility.

Specifically, the Board’s responsibilities include:

•	Approving a corporate philosophy and mission

•	Selecting, monitoring, evaluating, compensating, and — if necessary — replacing the CEO and other senior executives, and ensuring management succession

•	Reviewing and approving management’s strategic and business plans, including developing a depth of knowledge of the businesses being served, understanding and questioning the assumptions upon which such plans are based, and reaching an independent judgment as to the probability that the plans can be realized

•	Reviewing and approving the Company’s financial objectives, plans, and actions, including significant capital allocations and expenditures

•	Reviewing and approving material transactions not in the ordinary course of business

•	Monitoring corporate performance against the strategic and business plans, including overseeing the operating results on a regular basis to evaluate whether the business is being properly managed

•	Ensuring ethical behavior and compliance with laws and regulations, auditing and accounting principles, and the Company’s own governing documents

•	Performing such other functions as are prescribed by law, or assigned to the Board in the Company’s governing documents.

The Board’s goal is to be a strategic asset of the Company. It must constantly ensure that it has the right people, addressing the right issues with the right information in a culture that stimulates teamwork.

Wendy’s Board — in a spirit of continuous improvement — will consistently be assessing its performance against governance “Best Practices” and hold itself accountable both as individuals and as a Board for adhering to the highest standards of board professionalism and performance.

A-1

(Intentionally Left Blank)

Appendix B

CHARTER OF THE AUDIT COMMITTEE

OF THE BOARD OF DIRECTORS OF
WENDY’S INTERNATIONAL, INC.

This Charter identifies the composition, purpose, authority and responsibilities of the Audit Committee (the “Committee”) of the Board of Directors of Wendy’s International, Inc. (the “Company”).

I.  COMPOSITION

A.	The Board of Directors shall appoint the Committee, which shall be comprised of not less than three directors. The membership of the Committee shall comply with the independence requirements of the New York Stock Exchange. Each member of the Committee shall be financially literate, as such qualification is interpreted by the Board of Directors in its business judgment, or must become financially literate within a reasonable period after his or her appointment to the Committee. At least one member of the Committee shall have accounting or related financial management expertise, as the Board of Directors interprets such qualification in its business judgment. One of the members shall be appointed chair of the Committee by the Board of Directors.

B.	Each member of the Committee shall serve at the discretion of the Board of Directors and until his or her successor is appointed.

II.  PURPOSE

A.	The Committee shall provide assistance to the Board of Directors in fulfilling its oversight responsibility relating to the Company’s financial statements and the financial reporting process, the Company’s system of internal controls, the internal audit function, the annual independent audit of the Company’s financial statements, and the Company’s code of ethical conduct as articulated in its Standards of Business Practices.

III.  AUTHORITY

The Committee is authorized by, and responsible to, the Board of Directors to investigate any activity of the Company which it deems relevant to the fulfillment of its responsibilities. This authority shall include full access to all books, records and employees of the Company and the right to initiate special or additional audits or investigations or, subject to the approval of the full Board, retain special auditors, counsel or other outside experts. The Committee shall be provided with adequate resources to discharge its responsibilities. All executives and employees are directed to cooperate as requested by the Committee.

The Committee may adopt rules of governance, not inconsistent with this Charter, to assist the Committee in the discharge of its responsibilities.

IV.  RESPONSIBILITIES

The responsibilities of the Committee include the following:

1)	The Committee shall recommend annually for approval by the Board of Directors, and disclosure to the shareholders as appropriate, the independent public accountants to be engaged for the examination of the consolidated financial statements of the Company and its subsidiaries for the next fiscal year. The Committee, subject to any action that may be taken by the Board of Directors, shall also have the ultimate authority to evaluate and, where appropriate, discharge the independent public accountants.

2)	The Committee shall review the independent public accountants’ proposed audit scope and approach, the fees therefor, and discuss the results of the audit for each fiscal year with the independent public accountants and appropriate management representatives.

3)	The Committee shall review with management and the independent public accountants the audited financial statements to be included in the Company’s Annual Report on Form 10-K (or the annual report to shareholders if distributed prior to the filing of Form 10-K) and review and consider with the outside auditors the matters required to be discussed by generally accepted auditing standards.

B-1

4)	As a whole, or through the Committee chair, the Committee shall review with the independent public accountants the Company’s interim financial results to be included in the Company’s quarterly reports to be filed with the Securities and Exchange Commission and the matters required to be discussed by generally accepted auditing standards.

5)	The Committee shall have oversight responsibility for the Company’s internal audit functions.

6)	The Committee shall discuss with management, the internal auditors and the independent public accountants the quality and adequacy of the Company’s system of internal controls.

7)	The Committee shall review any request by Company management for a second opinion on a significant accounting issue, any changes in accounting or financial reporting practices and any other significant unusual events which impact the financial statements of the Company.

8)	The Committee shall request from the independent public accountants annually a formal written statement delineating all relationships between the independent public accountants and the Company consistent with standards issued by the Independence Standards Board; discuss with the independent public accountants any such disclosed relationships and their impact on the independent public accountants’ independence; and recommend that the Board take appropriate action in response to the independent public accountants’ report to satisfy itself of the firm’s independence.

9)	The Committee shall review the adequacy of this Charter and its rules of governance, if any, on an annual basis.

The independent public accountants shall be ultimately accountable to the Board of Directors and to the Committee.

As last amended by the full Board of Directors
of Wendy’s International, Inc.
at its meeting held on Thursday,
February 8, 2001.

B-2

Financial Statements
and Other Information

WENDY’S INTERNATIONAL, INC.

[PHOTO]

TABLE OF CONTENTS

Management’s Review and Outlook	AA-1

Consolidated Statements of Income	AA-8

Consolidated Balance Sheets	AA-9

Consolidated Statements of Cash Flows	AA-10

Consolidated Statements of Shareholders’ Equity	AA-11

Consolidated Statements of Comprehensive Income	AA-12

Notes to the Consolidated Financial Statements	AA-13

Management’s Statement of Responsibility for Financial Statements, Report of Independent Accountants	AA-24

Officers and Directors	AA-25

Market for Common Stock and Related Stockholder Matters	AA-26

Selected Financial Data	AA-26

Safe Harbor Statement	AA-27

(Intentionally Left Blank)

Wendy’s International, Inc. and Subsidiaries

Management’s Review and Outlook

RESULTS OF OPERATIONS

2000 Overview

Wendy’s International, Inc. (the Company) enjoyed significant growth in 2000. The following comments in this section focus on the more significant results of the Company’s operations or transactions during 2000. Systemwide sales, which includes sales of both franchise and company operated restaurants, increased 8.9% to a record $7.7 billion. Same-store sales increased at domestic company operated Wendy’s (3.1%), Canadian Tim Hortons (9.1% in Canadian dollars) and U.S. Tim Hortons (12.7%). Consolidated revenues increased 8.2% to a record $2.2 billion. In addition, new restaurant development increased, concentrated in our core markets of Wendy’s in North America and Tim Hortons (Hortons) in Canada. The Company:

•	Repurchased 5.4 million common shares in 2000 for $93.4 million, bringing the total amount of shares repurchased since the beginning of the program in 1998 to 21.9 million for $491.2 million. The Company expects to continue repurchasing shares under this program and is currently authorized to expend up to an additional $109 million.

•	Opened 552 new restaurants systemwide in 2000, the most in the history of the Company. This included 367 new Wendy’s and 185 new Hortons restaurants.

•	Terminated operations in Argentina during the fourth quarter and closed the remaining 18 restaurants, resulting in a pretax charge of $18.4 million. This charge was substantially non-cash (see Note 2 to the Consolidated Financial Statements and the “International Charges” discussion that follows).

The Company reported diluted earnings per share (EPS) of $1.44 in 2000, $1.32 in 1999 and $.95 in 1998. There were a number of significant events in fiscal years 2000 and 1998 that impacted the comparability of the Company’s earnings per share data and are more fully described in the “International Charges” section that follows and Note 2 to the Consolidated Financial Statements. The information included in the following table is not intended to be presented in accordance with SEC guidelines for pro forma financial information and should not be construed as an alternative to the reported results determined in accordance with generally accepted accounting principles. It is provided to assist in an investor’s understanding of the Company’s results of operations and the impact of the international charges in 2000 and 1998 and asset gains in 2000, 1999 and 1998.

	2000	1999	1998

Diluted EPS without international charges and asset sale gains	$1.50	$1.26	$1.03
International charges	(.09)	—	(.18)
Asset sale gains*	.03	.06	.10

Diluted EPS	$1.44	$1.32	$.95

*	Asset gains include the sale of restaurants, rental properties and investments and fee income on notes receivable refinancings.

WENDY’S

Retail Sales

Wendy’s retail sales include sales from company operated Wendy’s restaurants and sales of sandwich buns from the Company’s bakery to Wendy’s franchisees. Retail sales were $1.5 billion, $1.4 billion and $1.3 billion in 2000, 1999 and 1998, respectively. This was an increase of 8.2% in 2000 and an increase of 3.6% in 1999. The increase in 1999 reflects a 52-week year compared to a 53-week year in 1998. Domestic company operated Wendy’s average net sales increased 2.3% in 2000, compared with an increase of 9.4% in 1999 and 5.7% in 1998. Domestic Wendy’s same-store sales in company operated units increased 3.1% in 2000, 7.9% in 1999 and 2.0% in 1998. The average number of Wendy’s company operated domestic restaurants increased by 54 in 2000 after decreasing by 35 in 1999 and 177 in 1998.

The following chart reflects average net sales per domestic Wendy’s restaurant for the last three years. The 1998 amounts have been adjusted to a comparable 52-week basis.

	2000	1999	1998

Company	$1,314,000	$1,284,000	$1,174,000
Franchise	$1,130,000	$1,102,000	$1,031,000
Total domestic	$1,167,000	$1,138,000	$1,062,000

The average number of transactions in domestic company operated Wendy’s increased approximately .2% in 2000 compared with 5.7% in 1999 and 3.5% in 1998. Domestic selling prices increased 1.4% during the year, while 1999 and 1998 increased .5% and .8%, respectively.

Canadian Wendy’s same-store sales for company operated restaurants, in local currency, increased 1.1% in 2000 following a 3.1% increase in 1999 and a 2.5% increase in 1998. At year-end, total Canadian company Wendy’s restaurants open were 114, 100 and 93 for 2000, 1999 and 1998, respectively. The number of other international company restaurants decreased 25, including the closure of the Argentina market (see Note 2 to the Consolidated Financial Statements and the following discussion of “International Charges”). Nearly all international company operated restaurants outside Canada were shut down with the closures in Argentina in 2000 and the closures in the United Kingdom in 1999.

Franchise Revenues

Wendy’s franchise revenues primarily consist of royalty income from franchisees, rental income from properties leased to franchisees and franchise fees. Also included are gains from the sale of properties previously leased to franchisees and gains from franchising Wendy’s company restaurants. Franchise revenues, net of reserves, were $241.6 million, $243.6 million and $230.6 million for 2000, 1999 and 1998, respectively. Of these totals, domestic Wendy’s represented approximately 91% of the total each year and North American Wendy’s represented approximately 96% of the total each year.

Royalties, before reserves, increased $12.1 million or 6.7% in 2000, and $15.9 million or 9.6% in 1999. This was primarily a result of an average of 150 more franchise domestic Wendy’s restaurants being open in 2000 compared to an average of 184 and 304 more in 1999 and 1998, respectively. Average net sales at franchise domestic restaurants increased 2.6%, 6.8% and 1.4% in 2000, 1999 and 1998, respectively. Canadian Wendy’s same-store franchise sales increased, in local currency, 3.6%, 3.9% and 2.5% in 2000, 1999 and 1998, respectively. At year-end, total Canadian franchise Wendy’s restaurants open were 210, 193 and 174 for 2000, 1999 and 1998, respectively. Outside Canada, 49 new franchise restaurants were opened, primarily in Latin America, and 17 franchise restaurants were closed during 2000.

Pretax gains from franchising Wendy’s restaurants amounted to $1.9 million in 2000 for 14 restaurants sold, compared with $8.2 million in 1999 for 24 restaurants and $2.4 million in 1998 for 171 restaurants. Additionally, pretax gains resulting from the sale of properties that were previously leased to franchisees by Wendy’s were $4.5 million in 2000, $6.5 million in 1999 and $18.0 million in 1998. Franchise fees were $6.0 million in 2000, $4.9 million in 1999 and $5.5 million in 1998. Fees from the refinancing of notes receivable amounted to $1.7 million in 1999 and $977,000 in 1998.

Rental income from restaurants leased to franchisees decreased $5.0 million to $36.5 million in 2000 compared with an increase of $2.2 million to $41.5 million in 1999. The decrease in 2000 reflected the sale of rental properties throughout 1999 and 2000. Total restaurants leased to franchisees were 497, 501 and 663 at year-end 2000, 1999 and 1998, respectively.

Reserves for uncollectible franchise revenues are provided and amounted to $801,000 in 2000, $1.1 million in 1999 and $1.8 million in 1998. Management reviews reserves on an ongoing basis and believes they are adequate for franchise-related receivables.

Cost of Sales and Restaurant Operating Costs

Wendy’s cost of sales totaled $876.2 million and $804.7 million in 2000 and 1999, respectively. This was an increase of 8.9% in 2000 and an increase of 2.9% in 1999. Domestic Wendy’s company restaurant cost of sales increased to 59.3% of domestic Wendy’s company restaurant retail sales in 2000 compared to 59.0% in 1999 and 59.3% in 1998. Domestic food costs, as a percent of domestic retail sales, were 29.2% in 2000, 29.2% in 1999 and 28.9% in 1998. Food costs in 2000, as a percent of retail sales, reflected higher beef and bacon costs offset by reductions in other commodity costs and a 1.4% selling price increase. The increase in the 1999 food costs, as a percent of retail sales, reflected higher beef and chicken costs.

Domestic Wendy’s labor costs were 26.5% of domestic Wendy’s company restaurant retail sales in 2000, compared with 26.1% in 1999 and 26.6% in 1998. Average wage rates increased 4.9% in 2000, 5.7% in 1999 and 5.8% in 1998. The Company continues to control labor costs by adherence to its labor guidelines and with store-level productivity programs. The impact of higher labor rates was offset by higher average sales per restaurant in 1999. Sales per labor hour increased to $30.64 in 2000 compared with $29.70 in 1999, reflecting a 1.8% increase in productivity following a 6.0% increase in 1999.

Domestic Wendy’s company restaurant operating costs, as a percent of domestic Wendy’s company restaurant retail sales, were 25.0% in 2000, 25.2% in 1999 and 26.3% in 1998. The percentage in 2000 reflects reduced performance-related bonuses and pension costs primarily offset by higher maintenance, rent and local advertising costs, while the 1999 percentage reflected lower salaries and benefits, utility and insurance costs. 1999 also benefited from the leveraging of higher average sales.

Wendy’s domestic company operating margin was 16.5% for 2000, compared with 16.7% in 1999 and 15.7% in 1998. The following chart details the margin:

	2000	1999	1998
	% of Sales	% of Sales	% of Sales

Retail sales	100.0%	100.0%	100.0%
Cost of sales	59.2	58.8	59.2
Company restaurant operating costs	24.3	24.5	25.1

Domestic company operating margin	16.5%	16.7%	15.7%

Canadian Wendy’s cost of sales increased to 63.6% of Canadian Wendy’s retail sales in 2000, from 63.2% in 1999 and 63.4% in 1998, reflecting higher commodity prices. Canadian Wendy’s company restaurant operating costs, as a percent of Canadian Wendy’s retail sales, were 25.6%, 25.3% and 24.5% for 2000, 1999 and 1998, respectively.

Operating Costs

Wendy’s operating costs include rent expense and other costs related to properties subleased to franchisees and costs related to operating and maintaining the bakery. These costs amounted to $12.8 million in 2000, $13.8 million in 1999 and $10.6 million in 1998. The increase in 1999 reflected higher percentage rent due to higher retail sales. There were 191 total restaurants leased by the Company and then subleased to franchisees in 2000 versus 170 in 1999 and 247 in 1998. Costs to operate and maintain the bakery were $1.8 million in 2000, $2.0 million in 1999 and $1.9 million in 1998.

TIM HORTONS

Retail Sales

Retail sales include sales from company operated Hortons restaurants and sales of dry goods and supplies from Hortons’ Canadian warehouses to Hortons’ Canadian franchisees. Retail sales were $337.5 million and $307.5 million in 2000 and 1999, respectively. This was an increase of 9.8% in 2000 and an increase of 14.9% in 1999. Warehouse sales increased 17.7% to $273.8 million in 2000 and 17.5% to $232.5 million in 1999. This reflected the increase in the number of Hortons’ franchised restaurants serviced and positive same-store sales growth. Retail sales from company operated units decreased 14.8% to $63.7 million in 2000 and increased 7.4% to $74.7 million in 1999. The decrease in 2000 reflects a decrease in total company stores. Of the 1,980 Hortons restaurants open at the end of 2000, only 105 were company operated.

Franchise Revenues

Included in franchise revenues are royalty income from franchisees, rental income from properties leased to franchisees and franchise fees. Franchise fees include charges for various costs and expenses related to establishing a franchisee’s business, and include initial equipment packages for the Hortons’ franchises. Reserves for uncollectible franchise revenues are provided. Franchise revenues, net of reserves, were $187.5 million, $157.0 million and $131.5 million in 2000, 1999 and 1998, respectively.

Royalties, before reserves, increased 22.7% in 2000 to $39.1 million and 19.0% in 1999 to $31.8 million. This reflected the increase in the number of Canadian franchise restaurants open and the positive same-store sales growth in Canada, in local currency, of 9.1%, 10.5% and 10.2% in 2000, 1999 and 1998, respectively. Franchise fees were $35.5 million in 2000, $34.0 million in 1999 and $26.5 million in 1998. At the end of 2000, total restaurants franchised were 1,875 versus 1,701 in 1999 and 1,513 in 1998.

Rental income from restaurants leased to franchisees was $108.7 million in 2000 compared with $88.2 million in 1999 and $75.7 million in 1998, reflecting an additional number of restaurants being leased to Canadian franchisees and positive same-store sales growth. At the end of 2000, 1,435 restaurants were leased to franchisees, versus 1,277 in 1999 and 1,116 in 1998.

Cost of Sales

The Hortons’ warehouses distribute primarily dry goods such as flour, sugar and coffee to Hortons’ Canadian franchisees. The Hortons’ Canadian warehouse cost of sales increased 17.2% to $218.2 million in 2000 and 16.6% to $186.2 million in 1999, reflecting additional sales to Canadian franchisees due to the increased number of restaurants serviced and higher average sales per restaurant. Warehouse cost of sales, as a percent of warehouse sales, decreased to 79.7% in 2000 from 80.1% in 1999 and 80.7% in 1998 reflecting reduced commodity prices. Cost of sales for company operated units amounted to $46.5 million, $55.5 million and $54.5 million in 2000, 1999 and 1998, respectively. The reduction in 2000 reflects the franchising of company operated units in the United States.

Operating Costs

Hortons’ operating costs include rent expense related to properties subleased to franchisees and cost of equipment sold to Hortons’ franchisees as part of the initiation of the franchise business. Training and other costs necessary to ensure a successful Hortons franchise opening and costs to operate and maintain the warehouses are also included in operating costs.

Rent expense was $31.2 million in 2000, $26.9 million in 1999 and $23.8 million in 1998, reflecting the growth in the number of properties being leased and then subleased to Canadian franchisees, as well as higher percentage rent due to higher sales. There were 1,076 total restaurants leased by Hortons and then subleased to franchisees at year-end 2000 versus 952 in 1999 and 866 in 1998. Cost of equipment decreased 3.5% to $23.1 million in 2000 and increased 28.7% to $23.9 million in 1999. The change in 2000 was due to a decrease in the number of franchise store openings.

Costs of operating and maintaining warehouse operations were $15.0 million in 2000, $13.0 million in 1999 and $10.7 million in 1998.

CONSOLIDATED

General and Administrative Expenses

Company general and administrative expenses increased 7.9% in 2000 to $208.2 million. As a percent of revenues, expenses were relatively constant at 9.3% in 2000, 9.3% in 1999 and 9.4% in 1998. The increase in 2000 expenses includes salaries and benefits, software maintenance costs and expenditures in Canada to support Hortons’ expansion, partly offset by expenditures required in the prior year for year 2000 technology preparedness. Increases in 1999 expenses included performance-based bonuses and increased professional fees for outside consultants.

International Charges

In 2000, the Company incurred a pretax charge of $18.4 million ($.09 earnings per share) for the closure of 18 Wendy’s company operated restaurants in Argentina (see Note 2 to the Consolidated Financial Statements). The total loss in Argentina for the year 2000 was $4.1 million.

In 1998, the Company incurred a pretax charge for the write-down of impaired fixed assets for the United Kingdom subsidiary amounting to $9.1 million. Additionally, the Company took a pretax charge of $24.8 million to write off various underperforming and non-recoverable assets and settle a franchisee dispute in Argentina (see Note 2 to the Consolidated Financial Statements).

Interest

Net interest expense included interest income of $13.8 million in 2000 compared with $19.0 million in 1999 and $28.0 million in 1998. The decrease in interest income in 2000 and 1999 primarily reflects a reduction in cash due to share repurchases and lower average levels of notes receivable outstanding. Interest expense was $28.9 million in 2000, $29.1 million in 1999 and $30.0 million in 1998, which includes distributions on the company-obligated mandatorily redeemable preferred securities.

Income Taxes

The effective income tax rate for 2000 was 37.5% compared with 38.0% for 1999 and 40.6% for 1998. The decrease in the tax rate for 1999 when compared with 1998 primarily reflects the impact of the $33.9 million international pretax charge in 1998. Before the international charges, the effective income tax rates were 37.5%, 38.0% and 38.5% in 2000, 1999 and 1998, respectively.

Other Comprehensive Income

Comprehensive income reduced net income $12.7 million in 2000, increased net income $18.9 million in 1999, and reduced net income $15.2 million in 1998. These variances were primarily the result of movement in the Canadian exchange rate, which was unfavorable to the Company in 2000 and 1998, but favorable in 1999 (see Consolidated Statements of Comprehensive Income).

FINANCIAL POSITION

Overview

The Company maintains a strong balance sheet to support system growth and financial flexibility. The long-term debt-to-equity ratio has remained very consistent over the last two years and was 22% at year-end 2000 and 23% at year-end 1999 (company-obligated mandatorily redeemable preferred securities are excluded from the debt-to-equity ratio). Standard & Poors and Moody’s rate the Company’s senior unsecured debt BBB+ and Baa-1, respectively.

Total assets increased $74.1 million from 1999 to $2.0 billion. Property and equipment increased $107.9 million, primarily reflecting a greater number of Wendy’s company operated restaurants. A total of $93.4 million of cash was used to repurchase 5.4 million common shares in

2000. Return on average assets was 16.2% in 2000 (17.2% before international charges) and 16.2% in 1999.

Total shareholders’ equity increased $60.7 million in 2000. Return on average equity was 15.9% in 2000 (16.9% before international charges) and 15.4% in 1999.

Cash Flow

Cash provided by operating activities was $302.2 million in 2000, compared with $291.3 million in 1999 and $233.8 million in 1998. Cash proceeds of $38.0 million were realized in 2000, primarily from the sale of Wendy’s company operated restaurants and sale of properties previously leased to franchisees, while $100.2 million was provided in 1999 and $114.9 million was provided in 1998. The Company also received $103.7 million and $68.7 million in principal payments of notes receivable in 1999 and 1998, respectively, of which $85.8 million and $48.0 million in 1999 and 1998, respectively, was due to franchisee refinancing (see Note 1 to the Consolidated Financial Statements).

In all three years, cash provided by operating activities and other sources was primarily used for capital expenditures, dividend payments and repurchase of common stock. The Company repurchased common stock for $93.4 million, $187.3 million and $210.6 million in 2000, 1999 and 1998, respectively. The Company intends to continue share repurchases, and is currently authorized by the board of directors to expend up to an additional $109 million.

During 2000, capital expenditures amounted to $207 million for Wendy’s and $69 million for Hortons. New restaurant expenditures amounted to $145 million; $73 million was spent for improvements to existing restaurants; and $58 million was spent for other additions. Capital expenditures are expected to be approximately $330 million in 2001. Plans for 2001 are to open 320-355 new Wendy’s restaurants, of which 80-90 will be company operated Wendy’s sites. Hortons plans to open 195-200 new restaurants, substantially all franchised.

Cash flow from operations, cash and investments on hand, possible asset sales, and cash available through existing revolving credit agreements and through the possible issuance of securities should provide for the Company’s projected cash requirements through 2001, including cash for capital expenditures, future acquisitions of restaurants from franchisees, stock repurchases or other strategic corporate purposes.

Inflation

Financial statements determined on a historical cost basis may not accurately reflect all the effects of changing prices on an enterprise. Several factors tend to reduce the impact of inflation for the Company. Inventories approximate current market prices, there is some ability to adjust prices, and liabilities are repaid with dollars of reduced purchasing power.

Market Risk

The Company’s debt is primarily denominated in U.S. dollars, at fixed interest rates, which limits financial instruments risk. Therefore, the Company does not currently utilize any derivatives to alter interest rate risk. Currency exposure is predominately related to Canadian operations, since cash exposure outside North America is primarily limited to royalties. The Canadian currency has been reasonably stable over time, and the Company currently does not hedge our cash flow exposure to Canadian currency fluctuations. Also, the Company does not hedge its exposure to currency fluctuations related to royalty collections outside North America, because it does not feel the risk is material.

The Company purchases certain products in the normal course of business, which are affected by commodity prices. Therefore, the Company is exposed to some price volatility related to weather, and various other market conditions outside the Company’s control. However, the Company does employ various purchasing and pricing contract techniques, in an effort to minimize volatility. The Company does not generally make use of financial instruments to hedge commodity prices, partly because of the contract pricing utilized. While volatility can occur, which would impact profit margins, there are generally alternative suppliers available and if the pricing problem is prolonged, the Company has some ability to increase selling prices to offset the commodity prices.

MANAGEMENT’S OUTLOOK

The strategic initiatives implemented by the Company are focused on increasing shareholder value. These initiatives include leveraging the Company’s core assets, growing same-store sales, improving store-level productivity to increase margins, improving underperforming operations, repurchasing common shares and implementing new technology initiatives. The Company has established a strategic planning team headed by the Chief Executive Officer and the Chief Financial Officer to improve controls, accountability, capital allocation, investment spending, planning and analysis. The strategic planning team will evaluate potential mergers, acquisitions, joint venture investments, alliances, vertical integration opportunities and divestitures. Management intends to allocate resources to improve long-term return on assets and invested capital. The Company intends to monitor its progress by tracking various metrics, including return on average assets, return on average equity and return on invested capital, as well as comparing to historical performance, the Company’s peers and other leading companies.

The Company also intends to remain focused on established operational strategies of exceeding customer expectations, fostering a performance-driven culture, delivering a balanced message of brand equity plus value in marketing and growing a healthy restaurant system. The Company believes its success depends on providing everyday value, quality and variety, not discounting. Management believes in reinvesting in its restaurants to maintain a fresh image, providing convenience for its customers and increasing the overall efficiency of restaurant operations. The goal of these strategies is to increase average sales primarily through greater customer traffic in the restaurants. The Company expects to face some cost pressures in the domestic Wendy’s business in 2001, particularly with labor and utilities. The Company intends to effectively manage corporate and field-level costs to control overall general and administrative expense growth.

New restaurant development continues to be very important to the Company. Both Wendy’s and Hortons restaurant concepts are underpenetrated in most markets. The Company intends to grow responsibly, focusing on the markets with the best potential for sales and return on investment. A total of 552 new restaurants were added in 2000. Current plans call for 515-555 new units to open in 2001. The primary focus will be on core operations of Wendy’s in North America and Hortons in Canada, with the majority of units being traditional sites.

The Company is optimistic about development of Hortons in the United States, but it is not currently profitable in the United States. The Company’s strategy is to enhance brand awareness, increase same-store sales, build customer loyalty and attract additional franchisees. In 2001, the Company plans to develop between 25-30 new Hortons franchise units in the United States.

The Company is focused on improving the global brand image of Wendy’s and supporting its franchisees’ business plans and growth objectives. Most of Wendy’s development outside North America is with franchisees who can be affected by adverse economic and political conditions. Economic and competitive pressures remain very challenging in certain markets outside of North America.

Recently Issued Accounting Standards

Financial Accounting Standards Number 133 — “Accounting for Derivative Instruments and Hedging Activities” was issued in June 1998. This statement provides a comprehensive and consistent standard for the recognition and measurement of derivatives and hedging activities. This statement is effective for years beginning after June 15, 2000. Currently, this statement does not materially impact the Company’s financial statements.

Safe Harbor Statement

Certain information contained in the Financial Statements and Other Information section of the Proxy Statement, particularly information regarding future economic performance and finances, plans and objectives of management, is forward looking. In some cases, information regarding certain important factors that could cause actual results to differ materially from any such forward-looking statement appears together with such statement. In addition, the following factors, in addition to other possible factors not listed, could affect the Company’s actual results and cause such results to differ materially from those expressed in forward-looking statements. These factors include competition within the quick-service restaurant industry, which remains extremely intense, both domestically and internationally, with many competitors pursuing heavy price discounting; changes in economic conditions; changes in consumer perceptions of food safety; harsh weather, particularly in the first and fourth quarters; changes in consumer tastes; labor and benefit costs; legal claims; risk inherent to international development (including currency fluctuations); the continued ability of the Company and its franchisees to obtain suitable locations and financing for new restaurant development; governmental initiatives such as minimum wage rates, taxes and possible franchise legislation; the ability of the Company to successfully complete transactions designed to improve its return on investment; or other factors set forth in Exhibit 99 to the Company’s Form 10-K filed with the Securities and Exchange Commission and in the Financial Statements and Other Information section of the Proxy Statement for the 2001 Annual Meeting of Shareholders.

WENDY’S AND TIM HORTONS RESTAURANTS

				Wendy’s Company
	Total Wendy’s			Operated

	2000	1999	1998	2000	1999	1998

Open at beginning of year	5,527	5,333	5,207	1,112	1,036	1,202
Opened	367	315	299	96	88	68
Closed	(102)	(121)	(173)	(43)	(20)	(70)
Acquisitions within the system	16	56	178	2	32	7
Dispositions within the system	(16)	(56)	(178)	(14)	(24)	(171)

Open at end of year	5,792	5,527	5,333	1,153	1,112	1,036

[Additional columns below]

[Continued from above table, first column(s) repeated]

	Wendy’s Franchised

	2000	1999	1998

Open at beginning of year	4,415	4,297	4,005
Opened	271	227	231
Closed	(59)	(101)	(103)
Acquisitions within the system	14	24	171
Dispositions within the system	(2)	(32)	(7)

Open at end of year	4,639	4,415	4,297

	Total Hortons

	2000	1999	1998

Open at beginning of year	1,817	1,667	1,578
Opened	185	167	161
Closed	(22)	(17)	(72)

Open at end of year	1,980	1,817	1,667

Wendy’s International, Inc. and Subsidiaries

Consolidated Statements of Income

Fifty-two weeks ended December 31, 2000 and January 2, 2000 and fifty-three weeks ended January 3, 1999

(In thousands, except per share data)	2000	1999	1998

Revenues
Retail sales	$1,807,841	$1,666,438	$1,580,187
Franchise revenues	429,105	400,620	362,094

	2,236,946	2,067,058	1,942,281

Costs and expenses
Cost of sales	1,140,840	1,046,380	995,966
Company restaurant operating costs	382,963	362,160	353,857
Operating costs	86,272	81,706	67,318
General and administrative expenses	208,173	192,857	183,486
Depreciation and amortization of property and equipment	108,297	97,917	95,396
International charges (Note 2)	18,370		33,893
Other expense	5,514	7,193	2,665
Interest, net	15,080	10,159	2,039

	1,965,509	1,798,372	1,734,620

Income before income taxes	271,437	268,686	207,661

Income taxes	101,789	102,101	84,303

Net income	$169,648	$166,585	$123,358

Basic earnings per common share	$1.48	$1.37	$.96

Diluted earnings per common share	$1.44	$1.32	$.95

Dividends per common share	$.24	$.24	$.24

Basic shares	114,341	122,032	128,353

Diluted shares	122,483	131,039	137,089

See accompanying Notes to the Consolidated Financial Statements.

Wendy’s International, Inc. and Subsidiaries

Consolidated Balance Sheets

December 31, 2000 and January 2, 2000

	2000	1999
(Dollars in thousands)

Assets
Current assets
Cash and cash equivalents	$169,718	$210,785
Accounts receivable, net	75,960	71,763
Notes receivable, net	11,832	7,749
Deferred income taxes	21,503	19,267
Inventories and other	40,086	40,271

	319,099	349,835

Property and equipment, net	1,497,090	1,389,154

Notes receivable, net	38,932	35,538

Goodwill, net	43,719	48,306

Deferred income taxes	20,572	22,390

Other assets	38,304	38,374

	$1,957,716	$1,883,597

Liabilities and Shareholders’ Equity

Current liabilities
Accounts payable	$125,564	$126,487
Accrued expenses
Salaries and wages	34,663	35,214
Taxes	50,867	37,577
Insurance	38,414	37,061
Other	42,965	43,422
Current portion of long-term obligations	3,943	4,448

	296,416	284,209

Long-term obligations
Term debt	204,027	204,788
Capital leases	44,357	44,231

	248,384	249,019

Deferred income taxes	72,750	69,516

Other long-term liabilities	14,023	15,414

Commitments and contingencies
Company-obligated mandatorily redeemable preferred securities of subsidiary Wendy’s Financing I, holding solely Wendy’s Convertible Debentures	200,000	200,000

Shareholders’ equity
Preferred stock, Authorized: 250,000 shares
Common stock, $.10 stated value per share, Authorized: 200,000,000 shares, Issued and Exchangeable: 136,188,000 and 134,856,000 shares, respectively	12,074	11,941
Capital in excess of stated value	423,144	398,580
Retained earnings	1,211,015	1,068,883
Accumulated other comprehensive expense	(27,133)	(14,443)

	1,619,100	1,464,961
Treasury stock, at cost: 21,978,000 and 16,626,000 shares, respectively	(492,957)	(399,522)

	1,126,143	1,065,439

	$1,957,716	$1,883,597

See accompanying Notes to the Consolidated Financial Statements.

Wendy’s International, Inc. and Subsidiaries

Consolidated Statements of Cash Flows

Fifty-two weeks ended December 31, 2000 and January 2, 2000 and fifty-three weeks ended January 3, 1999

(In thousands)	2000	1999	1998

Cash flows from operating activities
Net income	$169,648	$166,585	$123,358
Adjustments to reconcile net income to net cash provided by operating activities
Depreciation and amortization	113,491	102,969	100,218
Deferred income taxes	2,319	5,258	(12,767)
Loss (gain) from property dispositions, net	17,330	(11,715)	(6,646)
Net reserves for receivables and other contingencies	1,340	1,490	1,982
Changes in operating assets and liabilities, net of effects of acquisitions and dispositions of restaurants
Accounts and notes receivable	(12,226)	940	(489)
Inventories and other	(613)	(7,919)	(1,883)
Accounts payable and accrued expenses	8,680	23,332	27,553
Increase (decrease) in other assets	(2,472)	2,130	1,330
Other, net	4,719	8,214	1,180

Net cash provided by operating activities	302,216	291,284	233,836

Cash flows from investing activities
Proceeds from property dispositions	37,979	100,160	114,944
Capital expenditures	(275,675)	(247,797)	(241,509)
Acquisition of franchises	(1,555)	(1,725)	(4,775)
Principal payments of notes receivable	5,738	103,728	68,658
Other investing activities	(6,247)	3,057	(11,549)

Net cash used in investing activities	(239,760)	(42,577)	(74,231)

Cash flows from financing activities
Proceeds from employee stock options exercised	21,982	22,826	14,397
Repurchase of common stock	(93,435)	(187,257)	(210,553)
Principal payments on long-term obligations	(4,554)	(4,929)	(5,998)
Dividends paid on common stock	(27,516)	(29,305)	(30,970)

Net cash used in financing activities	(103,523)	(198,665)	(233,124)

Increase (decrease) in cash and cash equivalents	(41,067)	50,042	(73,519)

Cash and cash equivalents at beginning of period	210,785	160,743	234,262

Cash and cash equivalents at end of period	$169,718	$210,785	$160,743

Supplemental disclosures of cash flow information
Interest paid	$28,721	$29,291	$29,592

Income taxes paid	85,163	84,188	73,573

Capital lease obligations incurred	5,025	5,527	4,998

Notes receivable from restaurant dispositions	553	525	28,603

Acquisition of franchises
Fair value of assets acquired	1,555	1,725	4,775

Cash paid	1,555	1,725	4,775

See accompanying Notes to the Consolidated Financial Statements.

Wendy’s International, Inc. and Subsidiaries

Consolidated Statements of Shareholders’ Equity

Fifty-two weeks ended December 31, 2000 and January 2, 2000 and fifty-three weeks ended January 3, 1999

(In thousands)	2000	1999	1998

Common stock at stated value
Balance at beginning of period	$11,941	$11,796	$11,595
Exercise of options	133	145	101
Conversion of exchangeable shares			100

Balance at end of period	12,074	11,941	11,796

Capital in excess of stated value
Balance at beginning of period	398,580	370,288	353,327
Exercise of options, including tax benefits	24,564	28,292	17,061
Conversion of exchangeable shares			(100)

Balance at end of period	423,144	398,580	370,288

Retained earnings
Balance at beginning of period	1,068,883	931,603	839,215
Net income	169,648	166,585	123,358
Dividends paid	(27,516)	(29,305)	(30,970)

Balance at end of period	1,211,015	1,068,883	931,603

Accumulated other comprehensive expense	(27,133)	(14,443)	(33,355)

Treasury stock, at cost
Balance at beginning of period	(399,522)	(212,265)	(1,712)
Purchase of common stock	(93,435)	(187,257)	(210,553)

Balance at end of period	(492,957)	(399,522)	(212,265)

Shareholders’ equity	$1,126,143	$1,065,439	$1,068,067

Common shares
Balance issued at beginning of period	119,406	117,965	115,946
Exercise of options	1,332	1,441	1,019
Conversion of exchangeable shares			1,000

Balance issued at end of period	120,738	119,406	117,965

Treasury shares
Balance at beginning of period	(16,626)	(9,410)	(129)
Purchase of common stock	(5,352)	(7,216)	(9,281)

Balance at end of period	(21,978)	(16,626)	(9,410)

Common shares issued and outstanding	98,760	102,780	108,555

Common shares issuable upon conversion of exchangeable shares (1,000 shares purchased and converted in 1998)	15,450	15,450	15,450

Common shares issued and outstanding, including exchangeable shares	114,210	118,230	124,005

See accompanying Notes to the Consolidated Financial Statements.

Wendy’s International, Inc. and Subsidiaries

Consolidated Statements of Comprehensive Income

Fifty-two weeks ended December 31, 2000 and January 2, 2000 and fifty-three weeks ended January 3, 1999

(In thousands)	2000	1999	1998

Net income	$169,648	$166,585	$123,358

Other comprehensive income (expense)
Translation adjustments	(12,690)	17,098	(15,057)
Other (net of taxes of $1,370 and $90 for the years 1999 and 1998, respectively)		1,814	(107)

	(12,690)	18,912	(15,164)

Comprehensive income	$156,958	$185,497	$108,194

See accompanying Notes to the Consolidated Financial Statements.

Wendy’s International, Inc. and Subsidiaries

Notes to the Consolidated Financial Statements

NOTE 1  SUMMARY OF SIGNIFICANT

ACCOUNTING POLICIES

Description of business

The Company’s principal business is the operation and franchising of quick-service restaurants serving high-quality food. At year-end 2000, the Company and its franchise owners operated 5,792 restaurants under the name “Wendy’s” in 50 states and in 26 other countries and territories. Additionally, the Company and its franchise owners operated 1,860 restaurants in Canada and 120 units in the United States under the name “Tim Hortons”.

Fiscal year

The Company’s fiscal year ends on the Sunday nearest to December 31. The 2000 and 1999 fiscal years consisted of 52 weeks and the 1998 fiscal year consisted of 53 weeks.

Basis of presentation

The Consolidated Financial Statements include the accounts of the Company and its wholly-owned subsidiaries. All intercompany accounts and transactions have been eliminated in consolidation.

Certain reclassifications have been made for prior years to conform with the 2000 presentation.

The Company considers short-term investments with original maturities of three months or less as cash equivalents.

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions. The most significant of these estimates are related to reserves for receivables, workers’ compensation claims, income taxes, useful lives of long-lived assets and contingencies. These affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting periods. Actual results could differ from these estimates.

Inventories

Inventories, amounting to $24.0 million and $19.9 million at December 31, 2000 and January 2, 2000, respectively, are stated at the lower of cost (first-in, first-out) or market, and consist primarily of restaurant food items, new equipment and parts, and paper supplies.

Property and equipment

Depreciation and amortization are recognized using the straight-line method in amounts adequate to amortize costs over the following estimated useful lives: buildings, up to 40 years; leasehold improvements, up to 25 years; restaurant equipment, up to 15 years; other equipment, up to 10 years; and property under capital leases, the primary lease term. Interest costs associated with the construction of new restaurants are capitalized, while certain other costs, such as ground rentals and real estate taxes, are generally expensed as incurred. Major improvements are capitalized, while maintenance and repairs are expensed when incurred.

Property and equipment, at cost, at each year end consisted of the following:

(In thousands)	2000	1999

Land	$333,886	$312,908
Buildings	679,822	640,607
Leasehold improvements	458,058	411,350
Restaurant equipment	404,628	390,069
Capital leases	59,206	62,133
Other	138,974	120,630

	2,074,574	1,937,697

Accumulated depreciation and amortization	(577,484)	(548,543)

	$1,497,090	$1,389,154

The Company capitalizes certain internally developed software costs which are amortized over a ten-year period. At December 31, 2000 and January 2, 2000, capitalized software development costs, net of accumulated amortization, amounted to $31.5 million and $33.2 million, respectively.

Goodwill

Goodwill is amortized using the straight-line method over periods ranging from 10 to 40 years which, for leased restaurants, include the original lease period plus renewal options, if applicable. The Company periodically reviews goodwill and, based upon undiscounted future cash flows, recognizes impairments when a permanent decline in value has occurred. Accumulated amortization of goodwill was $28.1 million and $26.8 million at December 31, 2000 and January 2, 2000, respectively.

Notes receivable

The carrying amount of notes receivable approximates fair value.

During 1998, the Company entered into an agreement with a third party lender that permitted such lender to contact the Company’s franchisees having notes payable to the Company. Under the agreement, the lender could offer to refinance such notes, generally on terms more favorable to the franchisees than existing terms. The Company was paid a fee by the lender for each individual note refinancing. In 1999 and 1998, a total of $82.0 million and $30.0 million, respectively, in notes receivable was refinanced. Fee income from the refinancings amounted to $1.7 million and $977,000 in 1999 and 1998, respectively. Additionally, in 1999 and 1998, other note refinancings amounted to $3.8 million and $18.0 million, respectively. The fee income is recorded in franchise revenues.

Advertising costs

The Company expenses advertising costs as incurred.

Franchise operations

The Company grants franchises to independent operators who in turn pay a technical assistance fee and franchise fees which may include equipment, royalties, and in some cases, rents for each restaurant opened. A technical assistance fee is recorded as income when each restaurant commences operations. Royalties, based upon a percent of monthly sales, are recognized as income on the accrual basis. The Company has established reserves related to the collection of franchise royalties and other franchise-related receivables and commitments (see Note 10).

Franchise owners receive assistance in such areas as real estate site selection, construction consulting, purchasing and marketing from company personnel who also furnish these services to company operated restaurants. These franchise expenses are included in general and administrative expenses.

Foreign operations

At December 31, 2000, the Company and its franchise owners operated 324 Wendy’s restaurants and 1,860 Tim Hortons restaurants in Canada. Additionally, 373 Wendy’s restaurants were operated by the Company and its franchise owners in other foreign countries and territories. The functional currency of each foreign subsidiary is the respective local currency. Assets and liabilities are translated at the year-end exchange rates and revenues and expenses are translated at average exchange rates for the period. Resulting translation adjustments are recorded as a component of shareholders’ equity and in other comprehensive income. Total translation adjustments included in accumulated other comprehensive expense at December 31, 2000 and January 2, 2000 were $27.1 million and $14.4 million, respectively.

Net income per share

Basic earnings per common share are computed by dividing net income available to common shareholders by the weighted average number of common shares outstanding. Diluted computations include assumed conversions of stock options, net of shares repurchased from proceeds, and company-obligated mandatorily redeemable preferred securities, when dilutive, and the elimination of related expenses, net of income taxes.

The computation of diluted earnings per common share excludes options to purchase 3.6 million shares, 6.7 million shares and 4.5 million shares in 2000, 1999 and 1998, respectively. These options were not included in the computation of diluted earnings per common share because the exercise price of these options was greater than the average market price of the common shares in the respective periods and therefore, the effect would be antidilutive.

The computation of basic and diluted earnings per common share for each year is shown below:

(In thousands except
per share amounts)	2000	1999	1998

Income for computation of basic earnings per common share	$169,648	$166,585	$123,358
Interest savings, net of taxes, on assumed conversions	6,340	6,289	6,359

Income for computation of diluted earnings per common share	$175,988	$172,874	$129,717

Weighted average shares for computation of basic earnings per common share	114,341	122,032	128,353

Dilutive stock options	569	1,434	1,163
Assumed conversions	7,573	7,573	7,573

Weighted average shares for computation of diluted earnings per common share	122,483	131,039	137,089

Basic earnings per common share	$1.48	$1.37	$.96

Diluted earnings per common share	$1.44	$1.32	$.95

NOTE 2  INTERNATIONAL CHARGES

In the fourth quarter of 2000, the Company decided to close all of the Wendy’s restaurants in Argentina and accordingly recorded a pretax charge of $18.4 million related to its termination of operations. This charge was substantially non-cash. Included in this amount was $6.8 million for asset impairment charges, and $11.6 million in closure and employee termination costs. At December 31, 2000, accrued expenses related to closure and employee termination costs totalled $3.5 million.

The Company recorded a pretax charge in the fourth quarter 1998 of $33.9 million related to its international operations. This charge included $24.8 million for the write-down of underperforming and nonrecoverable assets in Argentina and a related franchisee settlement. The charge also included $9.1 million for the write-down of assets in the United Kingdom in accordance with Statement of Financial Accounting Standards Number 121 — “Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of”. Such charge resulted from the inability of the United Kingdom operations to produce non-discounted cash flows from long-lived assets. During 1999, the Company decided to shut down its United Kingdom operations. This decision did not result in any gain or loss.

NOTE 3  TERM DEBT

Term debt at each year end consisted of the following:

(In thousands)	2000	1999

Notes, unsecured, and mortgages payable with a weighted average interest rate of 8.0%, due in installments through 2010	$10,519	$11,812
6.35% Notes, due December 15, 2005	97,823	97,466
7% Debentures, due December 15, 2025	96,633	96,586

	204,975	205,864
Current portion	(948)	(1,076)

	$204,027	$204,788

The 6.35% notes and 7% debentures are unsecured and unsubordinated. They are not redeemable by the Company prior to maturity.

Based on future cash flows and current interest rates for all term debt, the fair value was approximately $204 million at December 31, 2000 and $195 million at January 2, 2000.

The combined aggregate amounts of future maturities for all term debt are as follows:

(In thousands)

2001	$948
2002	997
2003	975
2004	4,287
2005	98,984
Later years	98,784

$204,975

The Company has an unused revolving credit facility totaling $167 million at December 31, 2000. The rate is LIBOR plus a spread based on the Company’s debt rating. The spread is currently .25%. The Company is also charged a commitment fee on the unused portion of the credit facility. The fee varies based on the Company’s debt rating and is currently .10%.

Net interest expense for each year consisted of the following:

(In thousands)	2000	1999	1998

Total interest charges	$18,914	$19,167	$19,845
Distributions on trust preferred securities	9,945	9,973	10,164
Interest income	(13,779)	(18,981)	(27,970)

	$15,080	$10,159	$2,039

NOTE 4  COMPANY-OBLIGATED MANDATORILY REDEEMABLE PREFERRED SECURITIES

In 1996, Wendy’s Financing I (the trust) issued $200,000,000 of $2.50 Term Convertible Securities, Series A (the trust preferred securities). Wendy’s Financing I, a statutory business trust, is a wholly-owned consolidated subsidiary of the Company with its sole asset being $202 million aggregate principal amount of 5% Convertible Subordinated Debentures of Wendy’s due September 15, 2026 (the trust debenture).

The trust preferred securities are non-voting (except in limited circumstances), pay quarterly distributions at an annual rate of 5%, carry a liquidation value of $50 per share and are convertible into the Company’s common shares at any time prior to the close of business on September 15, 2026 at the option of the holder. The trust preferred securities are convertible into common shares at the rate of 1.8932 common shares for each trust preferred security (equivalent to a conversion price of $26.41 per common share). The Company has executed a guarantee with regard to the trust preferred securities. The guarantee, when taken together with the Company’s obligations under the trust debenture, the indenture pursuant to which the trust debenture was issued, and the applicable trust document, provides a full and unconditional guarantee of the trust’s obligations under the trust preferred securities.

Based on the quoted market price, fair value of the trust preferred securities was approximately $218 million at December 31, 2000 and $192 million at January 2, 2000.

NOTE 5  LEASES

The Company occupies land and buildings and uses equipment under terms of numerous lease agreements. Terms of land only and land and building leases are generally for 20 to 25 years. Many of these leases provide for future rent escalations and renewal options. Certain leases require contingent rent, determined as a percentage of sales, when annual sales exceed specified levels. Most leases also obligate the Company to pay the cost of maintenance, insurance and property taxes.

At each year end capital leases consisted of the following:

(In thousands)	2000	1999

Buildings	$59,206	$62,133
Accumulated depreciation	(20,581)	(23,167)

	$38,625	$38,966

At December 31, 2000, future minimum lease payments for all leases, and the present value of the net minimum lease payments for capital leases, were as follows:

	Capital	Operating
(In thousands)	Leases	Leases

2001	$7,138	$54,673
2002	6,926	51,704
2003	6,685	48,550
2004	6,472	43,434
2005	5,739	38,577
Later years	53,979	199,950

Total minimum lease payments	86,939	$436,888

Amount representing interest	(39,587)

Present value of net minimum lease payments	47,352
Current portion	(2,995)

	$44,357

Total minimum lease payments have not been reduced by minimum sublease rentals of $2.0 million under capital leases, and $225.9 million under operating leases due in the future under noncancelable subleases.

Rent expense for each year is included in company restaurant operating costs and in operating costs and amounted to:

(In thousands)	2000	1999	1998

Minimum rents	$63,697	$60,020	$55,376
Contingent rents	24,045	19,401	16,409

	$87,742	$79,421	$71,785

In connection with the franchising of certain restaurants, the Company has leased or subleased land, buildings and equipment to the related franchise owners. Most leases provide for monthly rentals based on a percentage of sales, while others provide for fixed payments with contingent rent when sales exceed certain levels. Lease terms are approximately 10 to 20 years with one or more five-year renewal options. The franchise owners bear the cost of maintenance, insurance and property taxes.

The Company generally accounts for the building and equipment portions of the fixed payment leases as direct financing leases. The land portion of leases and leases with rents based on a percentage of sales are accounted for as operating leases.

At each year end the net investment in direct financing leases, included in other assets, consisted of the following:

(In thousands)	2000	1999

Total minimum lease receipts	$12,831	$14,841
Estimated unguaranteed residual value	1,735	1,988
Amount representing unearned interest	(5,714)	(6,954)
Current portion, included in accounts receivable	(643)	(739)

	$8,209	$9,136

At each year end, company assets leased under operating leases consisted of the following:

(In thousands)	2000	1999

Land	$143,132	$122,342
Buildings	433,085	334,198
Equipment	37,984	35,476

	614,201	492,016
Accumulated depreciation	(126,493)	(107,098)

	$487,708	$384,918

At December 31, 2000, future minimum lease receipts were as follows:

	Financing	Operating
(In thousands)	Leases	Leases

2001	$1,482	$54,993
2002	1,367	53,188
2003	1,316	51,455
2004	1,399	46,510
2005	1,208	44,076
Later years	6,059	116,653

	$12,831	$366,875

Rental income for each year is included in franchise revenues and amounted to:

(In thousands)	2000	1999	1998

Minimum rents	$53,223	$50,761	$42,162
Contingent rents	92,007	78,873	72,821

	$145,230	$129,634	$114,983

NOTE 6  INCOME TAXES

The provision for income taxes each year consisted of the following:

(In thousands)	2000	1999	1998

Current
Federal	$53,068	$55,574	$59,315
State and local	4,191	5,115	6,155
Foreign	42,211	36,154	31,600

	99,470	96,843	97,070

Deferred
Federal	1,417	2,327	(8,935)
State and local	479	241	(926)
Foreign	423	2,690	(2,906)

	2,319	5,258	(12,767)

	$101,789	$102,101	$84,303

Income before income taxes for foreign operations was $102.9 million, $94.7 million and $69.9 million for 2000, 1999 and 1998, respectively.

The temporary differences which give rise to deferred tax assets and liabilities at each year end consisted of the following:

(In thousands)	2000	1999

Deferred tax assets
Lease transactions	$3,780	$3,634
Reserves not currently deductible	19,257	17,553
Foreign operations	10,575	13,944
All other	8,526	6,584

	$42,138	$41,715

Deferred tax liabilities
Lease transactions	$3,187	$3,735
Property and equipment basis differences	39,658	36,565
Installment sales	4,760	4,972
Capitalized expenses deducted for tax	15,502	13,571
All other	9,706	10,731

	$72,813	$69,574

Deferred tax assets for foreign operations have been established primarily for net operating loss carryovers and excess capital allowances.

A reconciliation of the statutory U.S. federal income tax rate of 35 percent to the Company’s effective tax rate for each year is shown below:

(In thousands)	2000	1999	1998

Income taxes at statutory rate	$95,003	$94,040	$72,681
Effect of foreign operations	2,815	1,917	6,122
State and local taxes, net of federal benefit	3,036	3,481	3,399
Other	935	2,663	2,101

Income taxes at effective rate	$101,789	$102,101	$84,303

Cumulative undistributed earnings of foreign subsidiaries, for which no U.S. income or foreign withholding taxes have been recorded, approximated $64 million at December 31, 2000. The additional taxes payable on the earnings of foreign subsidiaries, if remitted, would be substantially offset by U.S. tax credits for foreign taxes already paid.

NOTE 7  CAPITAL STOCK

On December 29, 1995, the Company acquired all of the stock of 1052106 Ontario Limited (Ontario), formerly 632687 Alberta Ltd., the parent company of the Tim Hortons restaurant chain, for 16.45 million shares of a Canadian subsidiary of the Company exchangeable for 16.45 million common shares of Wendy’s International, Inc. The exchangeable shares may be exchanged at any time until December 29, 2005, at which time they must be exchanged. Mr. Ronald V. Joyce, a director of the Company, holds all of the exchangeable shares. In the third quarter of 1998, the Company purchased one million exchangeable shares from Mr. Joyce for $21.21 per share.

In 1998, the Board of Directors approved a plan to repurchase up to $350 million of the Company’s common stock. In 1999, the Board of Directors approved an increase in the repurchase program of up to $250 million, bringing the total to up to $600 million. Total common shares repurchased during 2000, 1999 and 1998 pursuant to the plan were 5.4 million common shares, 7.2 million common shares and 9.3 million common shares for a total of $93 million, $187 million, and $211 million, respectively. Of the total $600 million repurchase authorization, $109 million remains at December 31, 2000.

The Company has various stock option plans which provide options for certain employees and outside directors to purchase common shares of the Company. Grants of options to employees and the periods during which such options can be exercised are at the discretion of the Compensation Committee of the Board of Directors. Grants of options to outside directors and the periods during which such options can be exercised are specified in the plan applicable to directors and do not involve discretionary authority of the Board. All options expire at the end of the exercise period. Options are granted at the fair market value of the Company’s common shares on the date of grant and no amounts applicable thereto are charged to net income. The Company makes no recognition of the options in the financial statements, except in the earnings per share computations, until they are exercised. Pro forma disclosures are provided as if the Company adopted the cost recognition requirements under Financial Accounting Standards Number 123 (SFAS 123) — “Accounting for Stock-Based Compensation”.

On August 2, 1990, the Board of Directors adopted the WeShare Stock Option Plan (WeShare Plan), a non-qualified stock option plan to provide for grants of options equal to 10 percent of each eligible employee’s earnings, with a minimum of 20 options to be granted to each eligible employee annually. An aggregate of 7.2 million common shares of the Company have been reserved pursuant to the WeShare Plan.

The options have a term of 10 years from the grant date and become exercisable in installments of 25 percent on each of the first four anniversaries of the grant date. On August 1, 2000, July 28, 1999 and July 30, 1998, approximately 1.1 million options, 578,000 options and 744,000 options were granted to eligible employees at an exercise price of $17.88 per share, $30.84 per share and $22.34 per share, respectively.

In addition, the Board of Directors also adopted the 1990 Stock Option Plan (1990 Plan) on August 2, 1990. An aggregate of 23.7 million common shares of the Company have been reserved for issuance to key employees and outside directors under the 1990 Plan, as amended.

On August 1, 2000, July 28, 1999 and July 30, 1998, approximately 2.1 million options, 1.9 million options and 1.7 million options were granted under the 1990 Plan at an exercise price of $17.88 per share, $30.84 per share and $22.34 per share, respectively.

The following is a summary of stock option activity for the last three years:

	Shares
	Under	Weighted Average
(Shares in thousands)	Option	Price Per Share

Balance at December 28, 1997	9,703	$18.46
Granted	2,530	22.48
Exercised	(1,019)	14.13
Canceled	(524)	21.89

Balance at January 3, 1999	10,690	19.66
Granted	2,520	30.58
Exercised	(1,441)	15.83
Canceled	(454)	22.71

Balance at January 2, 2000	11,315	22.45
Granted	3,201	17.95
Exercised	(1,333)	16.33
Canceled	(916)	26.18

Balance at December 31, 2000	12,267	$21.71

Options exercisable to purchase common shares totaled 6.2 million, 5.8 million and 5.2 million at December 31, 2000, January 2, 2000 and January 3, 1999, respectively. Shares reserved under the plans at each year end were 18.6 million in 2000, 13.9 million in 1999 and 14.9 million in 1998.

The following tables summarize stock options outstanding and exercisable at December 31, 2000:

(Shares in thousands)	Options Outstanding

		Weighted
		Average	Weighted
Range of		Remaining	Average
Exercise	Options	Contractual	Exercise
Prices	Outstanding	Life	Price

$ 8 - $17	1,001	2.7	$13.99
17 - 19	5,414	7.5	17.90
19 - 24	2,287	7.7	22.33
24 - 31	3,565	7.7	29.29

$ 8 - $31	12,267	7.2	$21.71

(Shares in thousands)	Options Exercisable

		Weighted
Range of		Average
Exercise	Options	Exercise
Prices	Exercisable	Price

$ 8 - $17	1,001	$13.99
17 - 19	2,422	17.92
19 - 24	1,103	22.24
24 - 31	1,636	28.30

$ 8 - $31	6,162	$20.81

The fair value of each option granted is estimated on the date of grant using the Black-Scholes option-pricing model with the following assumptions for 2000, 1999 and 1998, respectively: (1) dividend yield of 1.2%, .9% and 1.1%, (2) expected volatility of 34%, 32% and 32% (3) risk-free interest rate of 6.1%, 5.8% and 4.6% and (4) expected lives of four years. The per share weighted average fair value of options granted during 2000, 1999 and 1998 was $5.94, $9.74 and $6.46, respectively.

Had compensation expense been recognized for stock-based compensation plans in accordance with provisions of SFAS 123, the Company would have recorded net income and earnings per share as follows:

(In millions,
except per share data)	2000	1999	1998

Net income	$161.6	$158.6	$117.2
Basic earnings per common share	$1.41	$1.30	$.91
Diluted earnings per common share	$1.37	$1.26	$.90

The impact of applying SFAS 123 in this pro forma disclosure is not indicative of future results. SFAS 123 does not apply to grants prior to 1995, and additional grants in future years are anticipated.

The Company has a Shareholder Rights Plan (Rights Plan) under which one preferred stock purchase right (Right) was distributed as a dividend for each outstanding common share. Each Right entitles a shareholder to buy one ten-thousandth of a share of a new series of preferred stock for $100 upon the occurrence of certain events. Rights would be exercisable once a person or group acquires 15 percent or more of the Company’s common shares, or 10 days after a tender offer for 15 percent or more of the common shares is announced. No certificates will be issued unless the Rights Plan is activated.

Under certain circumstances, all Rights holders, except the person or company holding 15 percent or more of the Company’s common shares, will be entitled to purchase common shares at about half the price that such shares traded for prior to the announcement of the acquisition. Alternatively, if the Company is acquired after the Rights Plan is activated, the Rights will entitle the holder to buy the acquiring Company’s shares at a similar discount. The Company can redeem the Rights for one cent per Right under certain circumstances. If not redeemed, the Rights will expire on August 10, 2008.

NOTE 8  ACQUISITIONS

The Company acquired two Wendy’s restaurants in 2000 and seven Wendy’s restaurants in 1999. These acquisitions were made in various markets for a total purchase price of $1.6 million and $1.7 million in 2000 and 1999, respectively. Additionally, the Company took title to 21 Wendy’s restaurants in Argentina during 1999 incidental to a franchisee settlement. In 2000, the Company terminated operations in the Argentina market and took a pretax loss of $18.4 million (see Note 2).

Goodwill acquired totaled $125,000, $1.1 million and $3.1 million for 2000, 1999 and 1998, respectively.

NOTE 9  DISPOSITIONS

The Company franchised 14, 24 and 171 existing Wendy’s restaurants during 2000, 1999 and 1998, respectively. These transactions resulted in pretax gains of approximately $1.9 million, $8.2 million and $2.4 million in 2000, 1999 and 1998, respectively. In addition, the Company sold properties which were previously leased to franchisees which resulted in pretax gains of $4.5 million, $6.5 million and $18.0 million in 2000, 1999 and 1998, respectively. These pretax gains are included in franchise revenues.

Notes receivable related to dispositions were $33.5 million at December 31, 2000 and $35.0 million at January 2, 2000.

NOTE 10  COMMITMENTS AND CONTINGENCIES

At December 31, 2000 and January 2, 2000, the Company’s reserves established for doubtful royalty receivables were $1.4 million and $1.6 million, respectively. Reserves related to possible losses on notes receivable, real estate, guarantees, claims and contingencies involving franchisees totaled $6.9 million at December 31, 2000 and $6.1 million at January 2, 2000. These reserves are included in accounts receivable, notes receivable and other accrued expenses.

The Company has guaranteed certain leases and debt payments of franchise owners amounting to $65.1 million. In the event of default by a franchise owner, the Company generally retains the right to acquire possession of the related restaurants. In the United Kingdom, the Company is contingently liable for leases amounting to an additional $25.0 million. These leases have been assigned to unrelated third parties, which have agreed to indemnify the Company against future liabilities arising under the leases.

The Company is self-insured for most workers’ compensation, general liability and automotive liability losses subject to per occurrence and aggregate annual liability limitations. The Company is also self-insured for health care claims for eligible participating employees subject to certain deductibles and limitations. The Company determines its liability for claims incurred but not reported on an actuarial basis.

The Company has entered into long-term purchase agreements with some of its suppliers. The range of prices and volume of purchases under the agreements may vary according to the Company’s demand for the products and fluctuations in market rates.

The Company and its subsidiaries are parties to various legal actions and complaints arising in the ordinary course of business. Many of these are covered by the Company’s self-insurance or other insurance programs. It is the opinion of the Company that the ultimate resolution of such matters will not materially affect the Company’s financial condition or earnings.

NOTE 11  RETIREMENT PLANS

The change in projected benefit obligation for each year consisted of the following:

(In thousands)	2000	1999

Balance at beginning of year	$61,963	$58,727
Service cost	686	3,260
Interest cost	4,109	4,021
Plan participants’ contributions	3,556	3,189
Plan amendments	(6,874)
Actuarial (loss) gain	(1,513)	(640)
Benefits and expenses paid	(4,792)	(6,594)

	$57,135	$61,963

The change in fair value of plan assets for each year consisted of the following:

(In thousands)	2000	1999

Balance at beginning of year	$70,489	$58,360
Actual return on plan assets	(2,525)	11,534
Company contributions		4,000
Plan participants’ contributions	3,556	3,189
Benefits and expenses paid	(4,792)	(6,594)

	$66,728	$70,489

Prepaid benefit cost at each year end consisted of the following:

(In thousands)	2000	1999

Funded status	$9,593	$8,526
Unrecognized actuarial (gain) loss	2,600	(3,515)
Unrecognized prior service cost	(5,919)	15

	$6,274	$5,026

In determining the present value of benefit obligations, a discount rate of 7.50% was used in 2000 and 1999. The expected long-term rate of return on assets used was 8.5% in 2000 and 1999. In 2000 and 1999, an age-graded scale was used in determining the rate of compensation increase. Plan assets as of December 31, 2000 and January 2, 2000 consisted of debt and equity instruments and cash equivalents. The Company recognized a reduction in net periodic pension cost of $3.5 million and $1.3 million in 2000 and 1999, respectively, due to plan redesign in 2000 relating to a reduction in benefits, and changes in actuarial methodologies and assumptions in 1999.

Net periodic pension cost (credit) for each year end consisted of the following:

(In thousands)	2000	1999	1998

Service cost	$686	$3,260	$5,041
Interest cost	4,109	4,021	3,739
Expected return on plan assets	(5,137)	(5,176)	(4,706)
Net amortization	(906)	1,090	715

	$(1,248)	$3,195	$4,789

The Company provided for profit sharing and supplemental retirement benefits of $5.1 million, $6.2 million and $4.5 million for 2000, 1999 and 1998, respectively.

NOTE 12  ADVERTISING COSTS

The Wendy’s National Advertising Program, Inc. (WNAP) is a not-for-profit corporation which was established to collect and administer funds contributed by the Company and all domestic franchise owners. These contributions total 2% of net sales and are used for advertising programs designed to increase sales and enhance the reputation of the Company and its franchise owners. Since 1993, the domestic system has agreed to increase national advertising spending from 2% to 2.5% of net sales. This contribution rate was temporarily reduced to 1.75% for the period from September 1, 1998 through February 28, 1999. During 2000, 1999 and 1998, the Company contributed $33.1 million, $29.1 million and $26.7 million, respectively, to WNAP. These contributions were recognized in company restaurant operating costs.

Under a plan approved by the WNAP Committee, WNAP periodically reimburses the Company for certain production costs incurred in new product testing for programs which may be used in national or local advertising. WNAP made reimbursements to the Company totaling $3.6 million, $3.3 million and $3.1 million for 2000, 1999 and 1998, respectively.

The advertising program utilized by Tim Hortons Canada is known as the Tim Hortons Advertising and Promotion Fund (Canada) Inc. (Ad Fund), and the advertising program utilized by Tim Hortons U.S. is known as Tim’s National Advertising Program (TNAP). Hortons’ Canada franchisees and company operated units are required to contribute 4% of gross sales to the Ad Fund and Tim Hortons’ U.S. franchisees and company operated units are required to contribute 4% of gross sales to TNAP.

At December 31, 2000 and January 2, 2000, the Company’s payables to WNAP, the Ad Fund and TNAP amounted to $2.7 million and $4.2 million, respectively. None of these entities are consolidated.

Total advertising expense of the Company, including amounts contributed to WNAP, the Ad Fund, TNAP, local advertising costs and other marketing and advertising expenses, amounted to $62.5 million, $57.1 million and $55.4 million in 2000, 1999 and 1998, respectively.

NOTE 13  SEGMENT REPORTING

The Company operates exclusively in the food-service industry and has determined that its reportable segments are those that are based on the Company’s methods of internal reporting and management structure. The Company’s reportable segments are Wendy’s and Tim Hortons. These segments differ from those reported in prior periods due to a change in the Company’s methods of internal reporting and management structure. The prior year amounts have been restated to conform with the current year presentation. There were no material amounts of revenues or transfers among reportable segments.

The table below presents information about reportable segments:

			Tim
(In thousands)	Wendy’s		Hortons	Total

2000
Revenues	$1,711,986		$524,960	$2,236,946
Income before income taxes	267,194	(1)	114,074	381,268
Capital expenditures	206,718		68,957	275,675
Total assets	1,383,414		496,935	1,880,349

1999
Revenues	$1,602,558		$464,500	$2,067,058
Income before income taxes	277,656		86,769	364,425
Capital expenditures	171,201		76,596	247,797
Total assets	1,381,190		430,317	1,811,507

1998
Revenues	$1,543,027		$399,254	$1,942,281
Income before income taxes	228,058	(2)	65,050	293,108
Capital expenditures	171,462		70,047	241,509
Total assets	1,460,636		318,971	1,779,607

(1)	Includes international charges of $18.4 million (see Note 2).

(2)	Includes international charges of $33.9 million (see Note 2).

A reconciliation of reportable segment income before income taxes to consolidated income before income taxes follows:

(In thousands)	2000	1999	1998

Income before income taxes	$381,268	$364,425	$293,108
Corporate charges	(109,831)	(95,739)	(85,447)

Consolidated income before income taxes	$271,437	$268,686	$207,661

Corporate charges include certain overhead costs and net interest expense.

A reconciliation of total reportable segment assets to consolidated total assets follows:

(In thousands)	2000	1999

Total assets	$1,880,349	$1,811,507
Corporate assets	77,367	72,090

Consolidated total assets	$1,957,716	$1,883,597

Significant non-cash items included in reportable segment income before income taxes follows:

		Tim
(In thousands)	Wendy’s	Hortons	Total

2000
Depreciation and amortization	$78,803	$21,378	$100,181
Gains from asset dispositions, net	6,540		6,540

1999
Depreciation and amortization	$73,465	$18,643	$92,108
Gains (losses) from asset dispositions, net	16,352	(3,577)	12,775

1998
Depreciation and amortization	$75,776	$15,965	$91,741
Gains from asset dispositions, net	21,416		21,416

A reconciliation of total reportable segment depreciation and amortization expense to consolidated depreciation and amortization expense follows:

(In thousands)	2000	1999	1998

Depreciation and amortization	$100,181	$92,108	$91,741
Corporate charges	13,310	10,861	8,477

Consolidated depreciation and amortization expense	$113,491	$102,969	$100,218

Revenue and long-lived-asset information by geographic area follows:

	United
(In thousands)	States	Canada	Other	Total

2000
Revenues	$1,616,315	$590,439	$30,192	$2,236,946
Long-lived assets	1,167,047	373,762		1,540,809

1999
Revenues	$1,519,901	$515,325	$31,832	$2,067,058
Long-lived assets	1,103,805	325,700	7,955	1,437,460

1998
Revenues	$1,460,591	$456,247	$25,443	$1,942,281
Long-lived assets	1,082,582	248,846	89	1,331,517

NOTE 14  QUARTERLY FINANCIAL DATA (UNAUDITED)

Quarter
(In thousands, except per	First		Second		Third		Fourth
share data)	2000	1999	2000	1999	2000	1999	2000(1)	1999

Revenues	$518,572	$475,339	$568,477	$527,454	$577,596	$532,180	$572,301	$532,085
Gross profit(2)	140,968	125,160	164,643	156,543	163,318	148,709	157,942	146,400
Net income	35,925	32,003	50,678	49,532	48,617	44,460	34,428	40,590
Basic earnings per common share	.31	.26	.45	.40	.43	.37	.30	.34
Diluted earnings per common share	.30	.25	.43	.39	.41	.35	.29	.33

(1)  Includes international charges of $18.4 million ($11.5 million after tax) (see Note 2).

(2)  Total revenues less cost of sales, company restaurant operating costs and operating costs.

Wendy’s International, Inc. and Subsidiaries

Management’s Statement of Responsibility for Financial Statements

To Our Shareholders

Management is responsible for the preparation of the consolidated financial statements and other related financial information included in the Financial Statements and Other Information furnished with the Company’s Proxy Statement for the 2001 Annual Meeting of Shareholders. The consolidated financial statements have been prepared in conformity with accounting principles generally accepted in the United States of America, incorporating management’s reasonable estimates and judgments, where applicable.

The Company maintains a system of internal accounting controls designed to provide reasonable assurance that assets are safeguarded, that transactions are executed as authorized and that transactions are recorded and reported properly. The control system is supported by written policies and procedures, appropriate divisions of responsibility and authority and an effective internal audit function. Even effective internal controls, no matter how well designed, have inherent limitations, such as the possibility of human error or the overriding of controls. Further, changes in conditions may have an impact on the effectiveness of controls over time.

The Company assessed its internal control systems for the year ended December 31, 2000, using the criteria for effective internal controls as described in Internal Control — Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission. This in-depth review focused on evaluating controls related to the effectiveness and efficiency of operations, the reliability of financial reporting and compliance with applicable laws and regulations. Similar reviews were performed concurrently at Tim Hortons and Wendy’s Restaurants of Canada. Based on these assessments, the Company believes that, for the year ended December 31, 2000, its system of internal control met those criteria.

The Company engages PricewaterhouseCoopers LLP as independent public accountants to perform an independent audit of the financial statements. Their report, which appears herein, is based on obtaining an understanding of the Company’s accounting systems and procedures and testing them as they deem necessary.

The Board of Directors has an Audit Committee composed entirely of outside directors. The Audit Committee meets periodically with representatives of internal audit and PricewaterhouseCoopers LLP, and both have unrestricted access to the Audit Committee.

Kerrii B. Anderson
Executive Vice President and Chief Financial Officer

Lawrence A. Laudick
Senior Vice President, General Controller and Assistant Secretary

Report of Independent Accountants

To The Board of Directors and Shareholders of Wendy’s International, Inc.

In our opinion, the accompanying consolidated balance sheets and the related consolidated statements of income, shareholders’ equity, comprehensive income, and cash flows present fairly, in all material respects, the financial position of Wendy’s International, Inc. and Subsidiaries at December 31, 2000 and January 2, 2000, and the results of their operations and their cash flows for the periods ended December 31, 2000, January 2, 2000 and January 3, 1999, in conformity with accounting principles generally accepted in the United States of America. These financial statements are the responsibility of the Company’s management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with auditing standards generally accepted in the United States of America, which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for the opinion expressed above.

PricewaterhouseCoopers LLP
February 9, 2001
Columbus, Ohio

Wendy’s International, Inc. and Subsidiaries

Officers and Directors

Executive Officers

R. David Thomas

Senior Chairman of the Board and Founder, Director

John T. Schuessler

Chief Executive Officer and President, Director

Kerrii B. Anderson

Executive Vice President and Chief Financial Officer, Director

Thomas J. Mueller

President and Chief Operating Officer, North America

Donald F. Calhoon

Executive Vice President

Kathie T. Chesnut

Executive Vice President

George Condos

Executive Vice President

Kathleen A. McGinnis

Executive Vice President

Ronald E. Musick

Executive Vice President, Director

Edward L. Austin

Senior Vice President

John F. Brownley

Senior Vice President and Treasurer

Edward K. Choe

Senior Vice President

Joyce L. Eufemi

Senior Vice President

Stephen D. Farrar

Senior Vice President

Brion G. Grube

Senior Vice President

Lawrence A. Laudick

Senior Vice President, General Controller and Assistant Secretary

Leon M. McCorkle, Jr.

Senior Vice President, General Counsel and Secretary

Jack C. Whiting

Senior Vice President

Directors who are also Officers of Tim Hortons

Ronald V. Joyce

Senior Chairman and Co-Founder,
Tim Hortons, Director

Paul D. House

President and Chief Operating Officer,
Tim Hortons, Director

Outside Directors

The Honorable Ernest S. Hayeck

National Judicial College Faculty,
Retired Judge, Trial Court of Massachusetts

Janet Hill

Vice President, Alexander & Associates, Inc.

Thomas F. Keller

R.J. Reynolds
Professor of Business Administration,
Fuqua School of Business,
Duke University
Dean, Fuqua School of Business Europe

William E. Kirwan

President, The Ohio State University

True H. Knowles

Retired President/Chief Operating Officer, Dr Pepper Company and Retired Executive Vice President, Dr Pepper/ Seven-Up Companies, Inc.

David P. Lauer

Retired President and Chief Operating Officer,
Bank One, Columbus, NA

Andrew G. McCaughey

Former Chairman/Chief Executive Officer,
Scott’s Hospitality Inc.

James V. Pickett

Chairman, The Pickett Realty Advisors Inc.,
Principal, Stonehenge Financial Holdings, Inc.

Thekla R. Shackelford

Owner/President, School Selection Consulting

Wendy’s International, Inc. and Subsidiaries

Market for Common Stock and Related Stockholder Matters

Wendy’s International, Inc. shares are traded on the New York, Boston, Chicago, Pacific and Philadelphia Stock Exchanges (trading symbol: WEN). Options in Wendy’s shares are traded on the Pacific Stock Exchange.

Market Price of Common Stock

2000	High	Low	Close

First Quarter	$21.825	$14.00	$20.1875
Second Quarter	23.3125	17.5625	17.8125
Third Quarter	20.6875	16.75	20.0625
Fourth Quarter	27.125	18.625	26.25

1999	High	Low	Close

First Quarter	$30.00	$21.00	$28.4375
Second Quarter	30.50	25.6875	28.50
Third Quarter	31.6875	24.25	26.50
Fourth Quarter	26.8125	19.6875	20.8125

At February 26, 2001 the Company had approximately 82,000 shareholders of record.

Dividends Declared Per Share

Quarter	2000	1999

First	$.06	$.06
Second	.06	.06
Third	.06	.06
Fourth	.06	.06

Selected Financial Data

	2000(1)	1999	1998(2)	1997(3)	1996

Operations (In millions)
Retail sales	$1,808	1,666	1,580	1,646	1,560
Revenues	$2,237	2,067	1,942	2,031	1,890
Income before income taxes	$271	269	208	219	255
Net income	$170	167	123	130	156

Financial Position (In millions)
Total assets	$1,958	1,884	1,838	1,942	1,781
Property and equipment, net	$1,497	1,389	1,281	1,266	1,208
Long-term obligations	$248	249	246	250	242
Company-obligated mandatorily redeemable preferred securities	$200	200	200	200	200
Shareholders’ equity	$1,126	1,065	1,068	1,184	1,057

Other Data (In millions)
Systemwide sales — Wendy’s	$6,412	5,994	5,528	5,202	4,760
Systemwide sales — Hortons	$1,287	1,080	895	772	646
Capital expenditures	$276	248	242	295	307

Per Share Data
Net income — basic	$1.48	1.37	.96	.99	1.23
Net income — diluted	$1.44	1.32	.95	.97	1.19
Dividends	$.24	.24	.24	.24	.24
Market price at year end	$26.25	20.81	21.81	22.88	20.88

(1)	Includes international charges of $18.4 million ($11.5 million after tax) (see Note 2 to the Consolidated Financial Statements).

(2)	Includes international charges of $33.9 million ($25.2 million after tax) (see Note 2 to the Consolidated Financial Statements).

(3)	Includes special charges of $72.7 million ($50.0 million after tax).

WENDY’S INTERNATIONAL, INC.

Safe Harbor Under the Private Securities Litigation Reform Act of 1995

The Private Securities Litigation Reform Act of 1995 (the “Act”) provides a “safe harbor” for forward-looking statements to encourage companies to provide prospective information, so long as those statements are identified as forward-looking and are accompanied by meaningful cautionary statements identifying important factors that could cause actual results to differ materially from those discussed in the statement. Wendy’s International, Inc. (the “Company”) desires to take advantage of the “safe harbor” provisions of the Act.

Certain information in the 2000 Summary Annual Report and this Financial Statements and Other Information furnished with the Company’s Proxy Statement for the 2001 Annual Meeting of Shareholders, particularly information regarding future economic performance and finances, and plans, expectations and objectives of management, is forward-looking. The following factors, in addition to other possible factors not listed, could affect the Company’s actual results and cause such results to differ materially from those expressed in forward-looking statements:

Competition. The quick-service restaurant industry is intensely competitive with respect to price, service, location, personnel and type and quality of food. The Company and its franchisees compete with international, regional and local organizations primarily through the quality, variety and value perception of food products offered. The number and location of units, quality and speed of service, attractiveness of facilities, effectiveness of advertising and marketing programs, and new product development by the Company and its competitors are also important factors. The Company anticipates that intense competition will continue to focus on pricing. Certain of the Company’s competitors have substantially larger marketing budgets.

Economic, Market and Other Conditions. The quick-service restaurant industry is affected by changes in international, national, regional, and local economic conditions, consumer preferences and spending patterns, demographic trends, consumer perceptions of food safety, weather, traffic patterns and the type, number and location of competing restaurants. Factors such as inflation, food costs, labor and benefit costs, legal claims, and the availability of management and hourly employees also affect restaurant operations and administrative expenses. The ability of the Company and its franchisees to finance new restaurant development, improvements and additions to existing restaurants, and the acquisition of restaurants from, and sale of restaurants to franchisees is affected by economic conditions, including interest rates and other government policies impacting land and construction costs and the cost and availability of borrowed funds.

Importance of Locations. The success of Company and franchised restaurants is dependent in substantial part on location. There can be no assurance that current locations will continue to be attractive, as demographic patterns change. It is possible the neighborhood or economic conditions where restaurants are located could decline in the future, thus resulting in potentially reduced sales in those locations.

Government Regulation. The Company and its franchisees are subject to various federal, state, and local laws affecting their business. The development and operation of restaurants depend to a significant extent on the selection and acquisition of suitable sites, which are subject to zoning, land use, environmental, traffic, and other regulations. Restaurant operations are also subject to licensing and regulation by state and local departments relating to health, sanitation and safety standards, federal and state labor laws (including applicable minimum wage requirements, overtime, working and safety conditions, and citizenship requirements), federal and state laws which prohibit discrimination and other laws regulating the design and operation of facilities, such as the Americans with Disabilities Act of 1990. Changes in these laws and regulations, particularly increases in applicable minimum wages, may adversely affect financial results. The operation of the Company’s franchisee system is also subject to regulation enacted by a number of states and rules promulgated by the Federal Trade Commission. The Company cannot predict the effect on its operations, particularly on its relationship with franchisees, of the future enactment of additional legislation regulating the franchise relationship.

Growth Plans. The Company plans to increase the number of systemwide Wendy’s and Tim Hortons restaurants open or under construction. There can be no assurance that the Company or its franchisees will be able to achieve growth objectives or that new restaurants opened or acquired will be profitable.

The opening and success of restaurants depends on various factors, including the identification and availability of suitable and economically viable locations, sales levels at existing restaurants, the negotiation of acceptable lease or purchase terms for new locations, permitting and regulatory compliance, the ability to meet construction schedules, the financial and other development capabilities of franchisees, the ability of the Company to hire and train qualified management personnel, and general economic and business conditions.

International Operations. The Company’s business outside of the United States is subject to a number of additional factors, including international economic and political conditions, differing cultures and consumer preferences, currency regulations and fluctuations, diverse government regulations and tax systems, uncertain or differing interpretations of rights and obligations in connection with international franchise agreements and the collection of royalties from international franchisees, the availability and cost of land and construction costs, and the availability of experienced management, appropriate franchisees, and joint venture partners. Although the Company believes it has developed the support structure required for international growth, there is no assurance that such growth will occur or that international operations will be profitable.

Disposition of Restaurants. The disposition of company operated restaurants to new or existing franchisees is part of the Company’s strategy to develop the overall health of the system by acquiring restaurants from, and disposing of restaurants to, franchisees where prudent. The realization of gains from future dispositions of restaurants depends in part on the ability of the Company to complete disposition transactions on acceptable terms.

Transactions to Improve Return on Investment. The sale of real estate previously leased to franchisees is generally part of the program to improve the Company’s return on invested capital. There are various reasons why the program might be unsuccessful, including changes in economic, credit market, real estate market or other conditions, and the ability of the Company to complete sale transactions on acceptable terms and at or near the prices estimated as attainable by the Company.

Readers are cautioned not to place undue reliance on forward-looking statements, which speak only as of the date thereof. The Company undertakes no obligation to publicly release any revisions to the forward-looking statements contained in the 2000 Summary Annual Report and this Financial Statements and Other Information furnished with the Company’s Proxy Statement for the 2001 Annual Meeting of Shareholders, or to update them to reflect events or circumstances occurring after the date these materials were first furnished to shareholders, or to reflect the occurrence of unanticipated events.

(Intentionally Left Blank)

Map to Wendy’s International, Inc.
Annual Meeting of Shareholders
Columbus, Ohio

Wednesday, May 2, 2001

Meeting begins at 10:00 a.m.  •  Doors open at 9:30 a.m.

AMC Lennox Towne Center Theatres  •  777 Kinnear Road  •  Columbus, OH 43212

(614) 429-0100
For further information, call 1-800-443-7266 and ask for extension 3251.

Directions:

From 315 South

Exit at Kinnear Rd. Lennox Towne Center is across the street at the end of the exit ramp.

From 315 North

Exit at Lane Ave. Turn left on Lane Ave., then left again to get back on to 315 South. Exit at Kinnear Rd. Lennox Towne Center is across the street at the end of the exit ramp.

Dear Wendy’s Shareholder:

You are invited to join our directors and management at the Annual Meeting of Shareholders of Wendy’s International, Inc. The meeting will be held at the AMC Lennox Towne Center Theatres, 777 Kinnear Road, Columbus, Ohio 43212, on Wednesday, May 2, 2001, beginning at 10 a.m., local time.

We will elect directors and transact such other business as may properly come before the meeting. We will also give you an overview on our strategies with Wendy’s and Tim Hortons restaurants. We hope you will be able to join us.

It is important that your shares be voted whether or not you plan to be present at the meeting. You should specify your choices by marking the appropriate boxes on the proxy form, and date, sign and return your proxy form in the enclosed envelope as promptly as possible. If you date, sign and return your proxy form without specifying your choices, your shares will be voted in accordance with the recommendations of Wendy’s directors.

As an alternative, for the first time we are offering shareholders the opportunity to vote their shares electronically through the internet or by telephone. To vote by internet, log on to www.voteproxy.com and follow the on-screen instructions. To vote by telephone (touch-tone phone only), call 1-800-PROXIES and follow the recorded instructions. Please have your control number available when you vote by internet or telephone.

Sincerely,

Jack Schuessler
John T. Schuessler

Chief Executive Officer and President

*  *  *  Please Detach and Mail in the Envelope Provided  *  *  *

WENDY’S INTERNATIONAL, INC.

Proxy Solicited on Behalf of the Board of Directors of the Company for the Annual Meeting May 2, 2001

The undersigned hereby constitutes and appoints R. David Thomas, John T. Schuessler, Kerrii B. Anderson and Leon M. McCorkle, Jr., and each of them, his true and lawful agents and proxies with full power of substitution in each, to represent the undersigned at the Annual Meeting of Shareholders of Wendy’s International, Inc. to be held at the AMC Lennox Towne Center Theatres, 777 Kinnear Road, Columbus, Ohio 43212, on Wednesday, May 2, 2001, and at any adjournments thereof, on all matters coming before said meeting.

You are encouraged to specify your choices by marking the appropriate boxes, SEE REVERSE SIDE, but you need not mark any boxes if you wish to vote in accordance with the Board of Directors’ recommendations. The proxies cannot vote your shares unless you either sign and return this card or vote electronically.

This proxy when properly executed will be voted in the manner directed herein. If no direction is made, this proxy will be voted FOR the election of directors.

COMMENTS: (Change of address)

(If you have written in the above space, please mark the corresponding box on the reverse side of the card)

SEE
REVERSE
SIDE

ANNUAL MEETING OF SHAREHOLDERS OF

WENDY’S INTERNATIONAL, INC.

Wednesday, May 2, 2001

PROXY VOTING INSTRUCTIONS

TO VOTE BY MAIL
Please date, sign and mail your proxy card in the envelope provided as soon as possible.

TO VOTE BY TELEPHONE (TOUCH-TONE PHONE ONLY)
Please call toll-free 1-800-PROXIES and follow the instructions. Have your control number and the proxy card available when you call.

TO VOTE BY INTERNET
Please access the web page at www.voteproxy.com and follow the on-screen instructions. Have your control number available when you access the web page.

YOUR CONTROL NUMBER IS

[X]	Please mark your votes as in this example

		FOR	WITHHELD
1.	Election of Directors	[ ]	[ ]	Nominees:	R. David Thomas Ernest S. Hayeck Janet Hill True H. Knowles Paul D. House	2.	In their discretion, the proxies are authorized to vote on such other business as may properly come before the meeting

FOR, except vote withheld from the following nominee(s):			Change of address/comments on reverse side	[ ]

The Board of Directors recommends a vote FOR the nominees	I plan to attend the meeting	[ ]	I do not plan to attend the meeting	[ ]

SIGNATURE(S) _________________________________________________________ DATE ________________________

NOTE:	Please sign exactly as name appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. I hereby revoke all proxies heretofore given by me to vote at said meeting or any adjournments thereof.